Exhibit 4.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

IRONSOURCE SONIC, INC.,

IRONSOURCE SONIC 2021, INC.,

TAPJOY, INC.

AND

FORTIS ADVISORS LLC

AS THE STOCKHOLDERS’ REPRESENTATIVE

DATED AS OF OCTOBER 14, 2021

i

(continued)

(continued)

(continued)

Exhibit(s)
Exhibit A – Form of Key Employee Employment Agreement
Exhibit B – Form of Key Person Agreement
Exhibit B-1- Form of Claw Back Agreement
Exhibit C – Form of Support Agreement
Exhibit D – Form of Escrow Agreement
Exhibit E – R&W Insurance Policy
Exhibit F – Form of Certificate of Merger
Exhibit G – Form of Letter of Transmittal
Exhibit G-1– Form of Security Holder LOT
Exhibit H – Form of Stockholders’ Representative Engagement Agreement
Exhibit I – Form of Purchaser and Merger Sub Officer’s Certificate
Exhibit J – Form of Company Officer’s Certificate
Exhibit K – Form of FIRPTA Certificate
Exhibit L – Form of Warrant Cancellation Agreement

Schedules

Schedule 1 – Key Employees
Schedule 2 – Support Agreement Signatories
Schedule 3 – Company Knowledge Parties
Schedule 4 – Employment Amendments Signatories
Schedule 5 – Parent RSUs Grantees
Schedule 6 – Employees to sign Employment Agreements at Closing
Schedule 7 – Warrant Cancellation Agreements Signatories
Schedule 8 – Special Matters
Schedule 9 – Pre Closing Tax included in Indebtedness

Disclosure Schedule

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 14, 2021, by and among ironSource Sonic, Inc., a Delaware corporation (“Purchaser”), ironSource Sonic 2021, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Tapjoy, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Stockholders’ Representative.

WHEREAS, the board of directors of the Company (the “Company Board”), has (i) declared the advisability of this Agreement and determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of the Company Stockholders, and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the Company Stockholders entitled to approve and adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, the board of directors of Purchaser and Purchaser, in its capacity as the sole stockholder of Merger Sub, have each (i) approved and adopted this Agreement and (ii) reviewed and considered this Agreement and the transactions contemplated hereby and determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Purchaser and the sole stockholder of Purchaser;

WHEREAS, the Company Board and the board of directors of Merger Sub have each approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), whereby each issued and outstanding share of Company Stock (other than the Company Stock to be canceled pursuant to Section 2.2(c) and the Dissenting Stock shall be converted into the right to receive a portion of the Merger Consideration upon the terms and subject to the conditions set forth herein and based upon the applicable rights, preferences and privileges of such class of the Company Stock as set forth in the Company Charter and Bylaws;

WHEREAS, promptly (and no later than 2 hours) following execution of this Agreement, the Company intends to obtain, in accordance with Section 228 of the DGCL, a written consent executed by stockholders of the Company (i) holding at least sixty seven (67%) of the Company’s issued and outstanding capital stock on an as converted basis and (ii) holding at least eighty four (84%) of the Company’s issued and outstanding preferred stock voting as a single class on an as converted basis approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Stockholders Consent”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser and Merger Sub to enter into this Agreement and consummate the Merger, the employees of the Company or its Subsidiaries set forth on Schedule 1 (the “Key Employees”) are entering into employment agreements (or amended and restated employment agreements) with Purchaser, the Company or one of its Subsidiaries, in the form attached hereto as Exhibit A, each to become effective as of, and contingent upon, the Closing (each, an “Employment Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser and Merger Sub to enter into this Agreement, each of the Key Employees, is entering into Key Person Agreements in the form attached hereto as Exhibit B, to be effective as of the Closing Date (the “Key Person Agreements”) and a Claw Back Agreement in the form attached hereto as Exhibit B-1;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser and Merger Sub to enter into this Agreement and consummate the Merger, each of the holders set forth on Schedule 2 attached hereto is entering into a Support Agreement with and in favor of Purchaser and Merger Sub, in the form attached hereto as Exhibit C (the “Support Agreement(s)”); and

WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“Acquisition Proposal” means any oral or written offer, proposal, inquiry relating to, or indication of interest in, (a) any transaction or series of transactions involving the sale, license or disposition of all or any material portion of the Company’s or any member of the Company Group’s business or assets; (b) the issuance, disposition or acquisition of (i) any share capital or other equity security of the Company or any member of the Company Group (other than in connection with (x) the exercise of any Company Option or (y) the settlement of any Company RSU, in each case outstanding on the date hereof), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital, unit or other equity security of the Company or any member of the Company Group (other than the grant of Company Options or Company RSUs to newly hired employees of the Company or any member of the Company Group in the ordinary course of business consistent with past practice  and in accordance with the terms of this Agreement); or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any share capital, unit or other equity security of the Company or any member of the Company Group; or (c) any merger, consolidation, business combination, reorganization, recapitalization, exchange or similar transaction involving the Company or any member of the Company Group.

“Adjustment Escrow Amount” means cash in the amount of $2,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited into escrow pursuant to the Escrow Agreement, together with any interest and income earned thereon.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Aggregate Exercise Price” means the aggregate amount of the exercise price payable upon exercise in full of all Company Options that are outstanding immediately prior to the Effective Time.

“Balance Sheet Date” means June 30, 2021.

“Business Day” means, except as otherwise provided herein, any day other than a Saturday or Sunday or any other day on which commercial banks in the State of California or the State of Israel are open to the public for conducting business and are not authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any binding administrative or other guidance published with respect thereto by any Governmental Authority or any similar applicable federal, state or local law.

“Cash” means the aggregate amount of all cash and cash equivalents of the Company Group, on a consolidated basis, as of the applicable date of calculation (including checks, wires and drafts received but not yet cashed), excluding (a) the amount of any issued (by a member of the Company Group) but uncleared checks, wires or drafts and (b) restricted cash, determined in accordance with GAAP. In determining the amount of Cash, all Cash that is in a currency other than the United States Dollar shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of The Wall Street Journal on the last Business Day immediately preceding the applicable date of calculation.

“Closing Trading Price” shall mean the average of the daily volume-weighted average sales price per share of Parent Stock on the NYSE, as such daily volume-weighted average sales price per share is reported in The Wall Street Journal for each of the fifteen (15) consecutive trading days ending on and including the trading day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock of the Company, par value $0.0001 per share.

“Company Option” means an option (whether or not vested or exercisable) to purchase Common Stock, whether granted under the Company Stock Plan or otherwise.

“Company Optionholder” means any Person that holds any Company Options.

“Company Charter and Bylaws” means the Company’s certificate of incorporation and bylaws, each as amended and restated from time to time and as currently in effect.

“Company Group” means the Company and each of its Subsidiaries.

“Company RSU” means restricted share unit granting the holder thereof the right to be issued Common Stock upon the applicable vesting or settlement date, whether granted under the Company Stock Plan or otherwise.

“Company Securityholder(s)” means the holder(s) of Company Stock, Company Options, Company RSUs and Company Warrants as of immediately prior to the Effective Time.

“Company Stock” means all of the issued and outstanding Common Stock and Preferred Stock.

“Company Stockholder” means any Person that holds any Company Stock.

“Company Stock Plan(s)” means the Company’s 2006 Stock Plan and the 2015 Equity Incentive Plan, each as amended and restated from time to time and as currently in effect.

“Company Warrant” means a warrant issued by the Company (whether or not vested or exercisable) to purchase Company Stock.

“Continuing Employees” shall mean each employee or consultant of the Company or any of its Subsidiaries that is actively employed or engaged with the Company or its Subsidiaries, as applicable, and is not on notice of termination as of the Closing, and who will continue as an employee or consultant of Purchaser, Parent, the Surviving Corporation or an Affiliate of the Surviving Corporation following the Closing.

“Contract” means any oral or written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment, or obligation.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter-in-place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Center for

Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Dissenting Stock” means as defined in Section 2.4.

“Distribution Spreadsheet” means as defined in Section 5.9.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any member of the Company Group is treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Truist Bank.

“Escrow Agreement” means the escrow agreement by and among Purchaser, the Stockholders’ Representative and the Escrow Agent, in a form attached hereto as Exhibit D.

“Escrow Funds” means, collectively, the Indemnification Escrow Fund and the Adjustment Escrow Fund.

“Escrow Period” means (i) with respect to the Policy Escrow – 18 months following Closing, and (ii) with respect to the Special Escrow – 12 months following Closing with respect to an amount of $20 million out of the Special Escrow and 24 months following Closing with respect to the remaining amount of $20 million.

“Excess Cash” means the amount, if any, by which the Cash as of the Closing is higher than the Target Cash.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Consideration by the (ii) Closing Trading Price, rounded down to the nearest 0.00001 (with amounts between 0.000005 and 0.0000099 rounded up).

“Expense Fund” means an amount of $500,000 out of the Merger Consideration designated to cover the expenses borne by the Stockholders’ Representative in performing its duties pursuant to this Agreement.

“Export and Import Laws” means the Laws of a Governmental Authority regulating exports, imports or re-exports to or from a country, including the export or re-export of any goods, services or technical data.

“Families First Act” shall mean the Families First Coronavirus Response Act, Public Law No. 116-127.

“Fraud” means common law fraud (including the element of scienter) under Delaware law.

“Fully Diluted Share Number” means the sum of (a) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (b) the aggregate number of shares of Common Stock into which the shares of Preferred Stock issued and outstanding immediately prior to the Effective Time are convertible, plus (c) the aggregate number of shares of Common Stock issuable upon the exercise of Company Options that are outstanding immediately prior to the Effective Time, plus (d) the aggregate number of shares of Common Stock issuable upon the settlement of Company RSUs that are outstanding immediately prior to the Effective Time, plus (e) the aggregate number of shares of Common Stock underlying the Company Warrants that are outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles, as in effect from time-to-time.

“Governmental Authority” means any: (a) nation, multinational, supranational, state, commonwealth, province, territory, county, municipality, district or other political jurisdiction; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (d) any quasi-governmental body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

“Government Official” means any officer or employee of a Governmental Authority or instrumentality thereof, any corporation or other entity owned or controlled in whole or in part by any Governmental Authority or sovereign wealth fund, or any public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or instrumentality thereof, any corporation or other entity owned or controlled in whole or in part by any Governmental Authority or sovereign wealth fund, or on behalf of any public international organization, or any political party, party official, or candidate thereof.

“Governmental Licenses” means any permit, listing, clearance, exemption, license, consent, franchise, order, registration, certificate, approval and other authorization obtained from any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that Act.

“Indebtedness” means, with respect to the Company Group, on a consolidated basis, at any date of determination, and without duplication: (i)  any and all Liabilities of such Person for borrowed money or indebtedness issued in substitution or exchange for borrowed money, including any indebtedness evidenced by any note, bond, debenture or other debt security (including a purchase money obligation), and letters of credit or other similar instruments; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, (iii) all obligations of such Person under interest rate or currency obligations swap, hedges or similar arrangements (valued at the termination value thereof), (iv) liquidated obligations under leases that are required to be capitalized in accordance with GAAP, (v) all unpaid Pre-Closing Taxes (including those listed in Schedule 9, and excluding any amounts for uncertain Tax positions or contingent Tax Liabilities), (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person) (except a Permitted Lien); (viii) any accrued and unused vacation or paid time off, unpaid retirement and severance, deferred compensation, unfunded pension and retiree welfare obligations, the pro-rata portion of any unpaid annual bonus and commission payments accrued through the Closing Date, and the employer portion of any payroll taxes related thereto; (ix) legacy balance of deferred revenues for prepayments by customers prior to January 1, 2017 that were not utilized by such customers prior to Closing; and (x) all interest, fees, change of control payments, prepayment premiums, termination fees, breakage costs and other expenses owed with respect to any indebtedness referred to in clauses (i) through (ix) above or repayment thereof.  For avoidance of doubt, any Liabilities described above will not be deemed “Indebtedness” so long as such type of Liabilities are taken into account in the calculation of Net Working Capital, based on the principles agreed upon and exchanged between the Parties on the date hereof.

“Indemnification Escrow Amount” means, collectively, cash in the amount of $40 million (the “Special Escrow”) plus $3,000,000 (the “Policy Escrow”).

“Indemnification Escrow Fund” means the Indemnification Escrow Amount deposited into escrow pursuant to the Escrow Agreement, together with any interest and income earned thereon.

“Indemnifying Parties” means, collectively, the Company Stockholders, holders of Company Warrants and holders of Vested Options and/or Vested RSUs.

“Intellectual Property” or “Intellectual Property Rights” means any and all intellectual property rights arising in any jurisdiction in the world, whether under common law or statutory rights, including rights in, arising out of, or associated with: (a) patents (including utility and design patents, industrial designs and utility models), patent applications, and all other rights of inventorship, worldwide, together with all reissuances, renewals, extensions, provisionals, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof, and any registrations of any of the foregoing, worldwide, including all priority rights; (b) trademarks, common law trademarks, service marks, trade names, service names, brand names, trade dress rights, logos and similar rights in registrations to Network Identifiers, together with the goodwill associated with any of the foregoing throughout the world, and all applications, registrations and renewals thereof; (c) copyrights, copyright registrations and applications and renewals thereof, including any similar rights in and to works of authorship, such as moral rights and economic rights of authors; and (d) all trade secrets and confidential information, proprietary information, business and technical information (including any similar information that has value in not being generally known or publicly available, in each case, whether or not they constitute a trade secret as defined under any applicable Law; (e) all Technology, and all versions, updates, corrections, enhancements and modifications related to any of the foregoing, (f) all pages, accounts, databases or profiles in all media, platform or service (including but not limited to LinkedIn and Facebook accounts and any social network, internet website and/or application) related to the Company Group business and/or Company Products, contact information or login, correspondence on any digital platform, followers, user networks, connections, information or statistics on followers and users, content, publications and any other information, rights and data required to manage and operate any of the foregoing assets (“Digital and Social Media Assets”); in each of the above cases, together with (i) all rights to sue for and remedies against past, present and future infringements, misappropriate or dilution of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and (ii) all similar or equivalent rights to any of the foregoing and all other proprietary, intellectual property and other rights relating to any or all of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of each of the individuals listed in Schedule 4, including such knowledge that would have been acquired by such individual after conducting a reasonable due inquiry of such individual’s direct reports or in the course of his or her duties and responsibilities for the Company Group.

“Law” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, constitution, principle of common law, extension order, directive, resolution, ordinance, code, edict, Order, rule, regulation or requirement issued, enacted, adopted, promulgated, entered, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, where applicable, any Orders applicable to any member of the Company Group or to any of their respective assets, properties or businesses.

“Leased Real Property” means all of the right, title and interest of the Company Group under all written leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of its business.

“Legal Proceeding” means any judicial, administrative, arbitral or other commenced actions, suits, mediation, investigation, proceedings, audits or claims (including counterclaims), whether public or private, by or before a Governmental Authority.

“Liability” means any debt, loss, cost, expense, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, secured or unsecured, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Liens” means any lien, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation with respect to any property or asset of the Company or any of its Subsidiaries.

“Loss” or “Losses” means any and all losses, damages, Liabilities, deficiencies, assessments, fines, penalties, judgments, assessments, awards, costs, interest, disbursements, fees, expenses or settlements of any kind or nature, including reasonable out-of-pocket costs of investigation and defense and reasonable out-of-pocket legal, accounting and other professional fees and expenses whether or not involving a Third Party Claim but excluding any punitive, special, speculative, unforeseeable or exemplary damages (except to the extent actually paid or payable to a Third Party in connection with a Third Party Claim).

“Material Adverse Effect” means any event, circumstance, change, fact, development, occurrence or effect (each, an “Event” and collectively, “Events”) that, individually or in the aggregate, has, or would reasonably likely to have, a material and adverse effect upon (A) the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, or (B) the business, the assets, properties, Liabilities, condition (financial or otherwise), operations or operating results of the Company Group, taken as a whole, except to the extent such Events under this Clause (B) result from: (a) changes in general economic conditions or financial markets in the United States or any foreign markets where the Company Group has operations or sales, generally, (b) Events affecting the industry generally in which such entity operates, (c) any outbreak, escalation or declaration or undeclared acts of war by or against, or hostilities, sabotage, curfews, riots, demonstrations or public disorders, in each case where the Company Group has operations or sales, (d) any act of God including regional, national or international natural disasters, earthquakes, floods, hurricanes, tornadoes, volcanic eruption, epidemics, pandemics or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement; (e) the announcement or pendency of the transactions contemplated by this Agreement, including by reason of the identity of the Parties (it being clarified that any Event resulting from such announcement or pendency but also from or due to any other matter that is not included in clauses (a) through (i) may be taken into account in the determination of a Material Adverse Effect), (f) the taking of any action expressly required by the terms of this Agreement or taken at the written request of, or with the prior written consent of, the other Party, (g) changes in applicable Laws, (h) changes in GAAP (or interpretations thereof), or (i) any failure of the Company to meet projections, forecasts or revenue or earning predictions for any period (it being agreed, however, that any Events underlying or that caused any such failure may be taken into account in determining whether there has been or it would be reasonably likely to result in a Material Adverse Effect); provided however, that any Event referred to in the foregoing clauses (a) through (i) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such Event has a disproportionate and adverse effect on the Company or any of its Subsidiaries compared to other participants in the industry or industries in which the Company and its Subsidiaries conduct their business.

“Merger Consideration” means (i) $400,000,000, plus (ii) the aggregate amount of Excess Cash as of the Closing, minus (iii) the aggregate amount of all Indebtedness (to the extent not paid by the Company Group prior to the Closing), minus (iv) the aggregate amount of all Transaction Expenses (to the extent not paid by the Company Group prior to the Closing), minus (v) the absolute amount, if any, by which Net Working Capital as of the Closing is less than Target Working Capital.

“Net Working Capital” means (i) the Company’s total consolidated current assets (excluding Cash and all deferred Tax assets) minus (ii) the Company’s total consolidated current liabilities (excluding Transaction Expenses, Indebtedness and Tax Liabilities), in the case of each of clauses “(i)” and “(ii)”, as of immediately prior to the Closing and determined in accordance with GAAP in accordance with past practices (it being understood that in the event of any conflict between GAAP and the Company’s past practice, GAAP will govern).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, the declaration of trust and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, limited liability company, operating or partnership agreements, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” means ironSource Ltd.

“Parent Equity Plan” means Parent’s 2021 Share Incentive Plan (as amended).

“Parent Option” means an option to purchase Parent Shares.

“Parent RSUs” means restricted share units each of which represents the right to receive one Parent Share.

“Parent Shares” means the Ordinary A Shares, with no par value, of Parent.

“Per Share Consideration” means (i) the Merger Consideration plus the Aggregate Exercise Price, divided by (ii) the Fully Diluted Share Number.

“Permitted Liens” means (a) statutory Liens for the payment of current Taxes that are not yet delinquent or that are being contested in good faith and, in each case, for which adequate reserves have been made in accordance with GAAP on the appropriate financial statements; (b) Liens imposed by Law, such as carriers’, materialmen’s, mechanics’, warehousemans’, and other like Liens incurred in the ordinary course of business with respect to which payment is not due (c) Liens in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the business of the Company; (d) Liens in the nature of non-exclusive licenses granted in the ordinary course of businesses and not incurred with the borrowing of money; and (e) non-exclusive licenses of, under, or to Intellectual Property Rights granted by any member of the Company Group in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or prior to the Closing Date (including, the portion of any Straddle Period ending on the Closing Date).

“Pre-Closing Taxes” means (1) any Taxes of the Company or any of its Subsidiaries attributable to or resulting from any Pre-Closing Tax Period allocated in accordance with Section 6.3 and including the employer portion of any payroll or similar Taxes, (2) any Taxes attributable to Pre-Closing Tax Periods the payment of which has been deferred by the Company or any of its Subsidiaries under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act or IRS Notice 2020-65 or any corresponding or similar provision of state, local or non-U.S. Law, (3) any Taxes of any other Person for which the Company or any of its Subsidiaries are liable as a result of  being (or ceasing to be) on or prior to the Closing Date a member of an affiliated or combined group pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law prior to the Closing Date, (4) any Taxes for which the Company or any of its Subsidiaries are liable as a transferee or successor, by contract, or otherwise by operation of Law, which Taxes relate to an event or transaction occurring on or before the Closing Date (5) any Transfer Taxes borne by the Company or any of its Subsidiaries in accordance with Section 6.3(f). Notwithstanding anything to the contrary herein, Pre-Closing Taxes shall not include (a) any Taxes resulting from an election made under Sections 336 or 338 of the Code (any similar provision of state, local or non-U.S. Tax Law), (b) any Taxes incurred with respect to any transaction not contemplated by this Agreement or outside the ordinary course of business on the Closing Date after the Closing, (c) Transfer Taxes borne by Purchaser pursuant to Section 6.3(f) of this Agreement, if any, (d)  any Chinese Indirect Transfer Taxes (as defined on Section 6.3(f) of the Disclosure Schedule) and (e) any Taxes attributable to deferred revenue or prepaid amounts received on or before the Closing Date which deferred revenue or prepaid amounts were taken into account as a liability in the calculation of the Net Working Capital.

“Preferred Stock” means, collectively, the shares of Series A Preferred Stock of the Company, par value $0.0001 per share, the shares of Series B Preferred Stock of the Company, par value $0.0001 per share, the shares of Series C Preferred Stock of the Company, par value $0.0001 per share, the shares of Series D Preferred Stock of the Company, par value $0.0001 per share, and the shares of Series E Preferred Stock of the Company, par value $0.0001 per share.

“Pro Rata Share” means, with respect to each Person, (A) when referring to indemnification by the Indemnifying Parties in excess of the Indemnification Escrow Amount, the Adjustment Escrow Amount or the Expense Fund, as the case may be, (i) the number of shares of Company Stock issued and outstanding, and/or underlying Company Warrants, which are held by the applicable Indemnifying Party immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of Company Stock issued and outstanding, and/or underlying Company Warrants, immediately prior to the Effective Time, as further set forth in the Distribution Spreadsheet, and (B) when referring to indemnification by the Indemnifying Parties within the Indemnification Escrow Amount, the Adjustment Escrow Amount or the Expense Fund, as the case may be – (i) the number of shares of Company Stock issued and outstanding, and/or underlying Vested Options, Vested RSUs and/or Company Warrants, as the case may be, which are held by the applicable Indemnifying Party immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of Company Stock issued and outstanding, and/or underlying Vested Options, Vested RSUs and/or Company Warrants, which are held by all Indemnifying Parties immediately prior to the Effective Time, as further set forth in the Distribution Spreadsheet.

“Representatives” means, with respect to any Person, the Affiliates, directors, officers, employees, shareholders, managers, members, partners, agents (including investment bankers, financial and legal advisors), and other representatives of such Person.

“R&W Insurer” means Ethos Specialty Insurance Services LLC and certain underwriters at Lloyd's, London and Markel International Insurance Company Limited as set forth in the R&W Insurance Policy.

“R&W Insurance Policy” means that certain insurance policy that is being bound and obtained by Purchaser as of the date hereof from the R&W Insurer, on substantially the terms set forth in Exhibit E attached hereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time including the rules and regulations promulgated thereunder.

“Software” means any and all computer programs and applications (including mobile applications for iOS and Android), including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) if a foreign business entity is controlled, directly or indirectly, by that Person pursuant to trust or similar agreements by and among such Person and foreign shareholders of such business entity.

“Tail Insurance” means as set forth in Section 6.4(b) hereof.

“Target Cash” means $9,000,000.

“Target Working Capital” means $0.

“Tax” means (a) all taxes of any kind whatsoever, including all U.S. federal, state, local or non-U.S. taxes, duties, imposts, levies, including all income, alternative or add-on minimum tax, gross income, estimated, gross receipts, value added, windfall profits, severance, property, production, ad valorem, sales, use, transfer, conveyance, stamp, recording, license, excise, net worth, franchise, capital, inventory, employment, unemployment, withholding, Medicare, social security contributions (including national health insurance), and estimated taxes and customs duties, in each case, however denominated, including amounts owing under Treasury Regulation Section 1.1502-6(a) (or any similar provision under state or local tax Law), together with any interest, additions, fines or penalties in respect thereof, in each case imposed by any Governmental Authority, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (c) all Liabilities in respect of any items described in clause (a) or (b) payable by reason of transferee or successor liability, or operation of Law.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any attachments or addenda thereto and any amendments thereof) filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means all forms of technology, including any or all of the following of a technical nature: (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, Software (whether in source code or executable form), compilations, databases, derivative works of the above and websites; (ii) code-based inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes; (iii) code-based information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation, algorithms, designs, formulas, methods, processes, programs, systems, schematics, and techniques; and (iv) databases, data compilations and technical data.

“Transaction Documents” means this Agreement and any agreement, document and instrument provided for or contemplated herein.

“Transaction Expenses” means, without duplication, the aggregate amount of all third-party fees, costs, expenses, payments, and expenditures incurred by or on behalf of the Company Group prior to Closing (whether payable before or after the Closing but excluding costs incurred after the Closing Date at the request of Purchaser) in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, whether or not incurred, billed or accrued (including any fees, costs expenses, payments and expenditures of legal counsel and accountants, fees, costs, expenses, payments and expenditures actually payable to brokers, finders, financial advisors, investment bankers or similar Persons and any such fees, costs, expenses, payments and expenditures incurred by the Company Securityholders and paid for or to be paid for by the Company Group), including (a) the total cost and expense in purchasing the R&W Insurance Policy, (b) 50% of the fees and expenses related to the Escrow Agent, (c) the premium for the Tail Insurance, (d) the fees and expenses related to the other tail insurances referred to under Section 6.4, (e) all bonuses, change in control payments (including any ‘single trigger’ payments), severance payments, retention payments or similar expenses paid or to be paid to employees or service providers of the Company Group pursuant to this Agreement or the other Transaction Documents or in connection with the transactions contemplated hereby and thereby, and the employer portion of any related payroll taxes, including, for all of the foregoing Transaction Expenses, value added or similar Taxes imposed thereon  (but specifically excluding any such payments that are not subject to a ‘single trigger’ and accordingly are not earned or triggered on or prior to the Closing, as set forth on Schedule 5), and (f) the employer portion of payroll taxes due pursuant to the payments described in Section 2.2(d)(i) or 2.2(e)(i).

“Transaction Tax Deductions” means all items of loss or deduction for applicable income Tax purposes resulting from or attributable to: (i) Transaction Expenses, provided, however, that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) with respect to the transactions contemplated by this Agreement, the portion of such fee that will be treated as a “Transaction Tax Deduction” shall not exceed the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29, or (ii) any fees, expenses, premiums and penalties with respect to the prepayment of Indebtedness and the write-off of the amortization of deferred financing.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. (1988) and any similar state or local “mass layoff” or “plant closing” Laws.

1.2Other Definitions.  Other capitalized terms used in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms elsewhere in this Agreement.

ARTICLE 2

THE MERGER

2.1The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a direct, wholly-owned Subsidiary of Purchaser.

2.2The Closing and the Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via the electronic exchange of documents, signatures and deliveries effective as of 12:01 a.m. Eastern time on the second (2nd) Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions which, by their terms, are intended to be satisfied at the Closing), or at such other place or on such other date as is mutually agreed to in writing by Purchaser and the Company. The date of the Closing is referred to herein as the “Closing Date”.  Upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated on the Closing Date by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit F, with the Secretary of State of the State of Delaware, as required by, and executed in accordance with, the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Purchaser and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

(a)Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)Organizational Documents of the Surviving Corporation.  At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be changed to the current name of the Company, until duly amended as provided therein or by applicable Law.

(a)Directors and Officers of the Surviving Corporation.  Unless otherwise agreed or directed in writing by the Purchaser, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold such office until their earlier death, resignation or removal, or otherwise in accordance with the provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

2.3Effect of the Merger on the Company Stock, Company Options, Company RSUs and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or any Company Stockholder:

(a)Effect on the Company Stock.  Each share of each class, series and subclass of Company Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Stock, which shall be treated in accordance with Section 2.4, and shares owned by the Company, if any) will, upon the terms and subject to the conditions set forth in this Section 2.2 and elsewhere in this Agreement, be cancelled and extinguished and be converted automatically into the right to receive an amount in cash, without interest, equal to (A) the Per Share Consideration (subject to withholding of the Pro Rata Share of the holder thereof in each of the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Expense Fund), as further set forth in the Distribution Spreadsheet; and (B) the right to receive, with respect to each such share, any cash disbursements that may become payable in the future from the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, in accordance with the terms of this Agreement and the Escrow Agreement. The amount of cash that each Company Stockholder holding shares of Company Stock is entitled to receive for such shares of Company Stock shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Stock held by such Company Stockholder. All classes, series and subclasses of Company Stock, when cancelled, extinguished, and converted pursuant to this Section 2.2(a), shall no longer be outstanding and shall automatically be cancelled and retired, and each former holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.2(a).

(b)Conversion of Merger Sub’s Capital Stock.  Each share of Merger Sub’s capital stock shall be converted into one share of Surviving Corporation’s capital stock (and such shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of any such capital stock of Merger Sub shall automatically be deemed to evidence ownership of such interests of the Surviving Corporation.

(c)Cancellation of Treasury Stock.  Any Company Stock that is owned by the Company and not issued and outstanding as of the Effective Time (if any), shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)Company Options.

(i)Vested Options. Each Company Option that is unexpired, unexercised and vested immediately prior to the Effective Time that provides for an exercise price per share that is less than the Per Share Consideration (“Vested Options”), will, by virtue of the Closing and without further action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to, (1) the product of (A) the number of shares of Common Stock for which such Vested Option is exercisable immediately prior to the Effective Time and (B) the excess of (i) the Per Share Consideration, as further set forth in the Distribution Spreadsheet over (ii) the per share exercise price of such Vested Option, as further set forth in the Distribution Spreadsheet (subject to withholding of the Pro Rata Share of the holder thereof in each of the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Expense Fund); and (2) the right to receive, with respect to each such share, any cash disbursements that may become payable in the future from the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, in accordance with the terms of this Agreement and the Escrow Agreement. Payments for Vested Options shall be remitted through the payroll system of the Surviving Corporation or its applicable employer Subsidiaries. Such payment shall be paid as soon as administratively practicable following the Effective Time (but no later than the next regularly scheduled payroll following the Effective Time).

(ii)Unvested Options.

(1)Each Company Option held by a Continuing Employee that is unexpired, unexercised and unvested immediately prior to the Effective Time that provides for an exercise price per share that is less than the Per Share Consideration (“Unvested Option”), will, by virtue of the Closing and without further action on the part of the holder thereof, be cancelled and substituted for the right to receive, a Parent Option exercisable into such number of Parent Shares equal to the product of: (x) the number of shares of Common Stock that would have been issuable upon exercise of such Unvested Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Shares.

(2)The Parent Options to be granted in substitution of Company Options pursuant to this Section 2.2(d)(ii), shall be subject to the terms and conditions of the Parent Equity Plan and the option agreement to be executed thereunder by the Person entitled thereto, except that: (A) the vesting schedule (excluding any acceleration terms of such schedule) of such Unvested Option as in effect immediately prior to the Effective Time shall continue to apply to such Parent Option (and, accordingly, Unvested Options for which Parent Options are issued in substitution pursuant hereto shall be unvested as of immediately after the Effective Time), and (B) the per share exercise price for the Parent Shares issuable upon exercise of such Parent Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share at which such Unvested Option was exercisable immediately prior to the Effective Time by the Exchange Ratio.

(3)The grant of substitute Parent Options pursuant hereto shall be conditional upon and subject to the Person entitled thereto executing and timely delivering to Parent an option agreement in a form provided by Parent, and performing such further acts and executing such further documents as may reasonably be necessary by Parent to carry out and give full effect to the grant of such Parent Options and the provisions of such option agreement and Parent Option.

(4)Notwithstanding anything herein to the contrary, the exercise price of the substituted Parent Option, the number of shares issuable pursuant to such Parent Option and the terms and conditions of exercise of such Parent Option shall in all events be determined in order to comply with Sections 424 and 409A of the Code, if and to the extent applicable; provided, further, that in the case of any such Unvested Option to which Section 422 of the Code applies, the exercise price and the number of shares issuable pursuant to such Parent Option shall be determined in accordance with the foregoing, as well as the requirements of Section 424(a) of the Code, such that it is intended that such Unvested Option’s status (as an incentive stock option) under Code Section 422 shall be maintained.

(e)Company RSUs.

(i)Vested RSUs. Each Company RSU that is outstanding as of immediately prior to the Effective Time  (including if such Company RSUbecomes vested by its terms upon the Closing) (“Vested RSU”), will, by virtue of the Closing and without further action on the part of the holder thereof, be cancelled and extinguished and be converted automatically into the right to receive an amount in cash, without interest, equal to (A) the Per Share Consideration (subject to withholding of the Pro Rata Share of the holder thereof in each of the  Indemnification Escrow Amount, the Adjustment Escrow Amount and the

Expense Fund), as further set forth in the Distribution Spreadsheet, and (B) the right to receive, with respect to each such share, any cash disbursements that may become payable in the future from the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, in accordance with in the terms of this Agreement and the Escrow Agreement. The amount of cash that each holder of Vested RSUs is entitled to receive shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Stock underlying such Company RSUs. Payments for Vested RSUs shall be remitted through the payroll system of the Surviving Corporation or its applicable employer Subsidiary. Such payment shall be paid as soon as administratively practicable following the Effective Time (but no later than the next regularly scheduled payroll following the Effective Time).

Notwithstanding anything to the contrary, any portion payable to Key Employees who are holders of Vested RSUs that resulted from the acceleration of such Company RSUs upon and due to the Closing, as further detailed in the Distribution Table (the “Acceleration Amount”), shall be paid to such Key Employees in accordance with Section 2.3, provided that if such Key Employee resigns (other than for Good Reason) or is terminated by the Company for Cause at any time prior to the first anniversary of the Closing, then such Acceleration Amount shall, immediately upon such resignation or termination, become due and payable by such Key Employee to the Purchaser, net of the amount of taxes such Key Employee has actually paid and remitted to the applicable Tax authority on account of such Acceleration Amount. At the written election of the Key Employee entitled to an Acceleration Amount (as shall be delivered to the Purchaser at least five Business Days prior to the Closing), such Acceleration Amount may instead be deposited at the Closing with the Escrow Agent and released to such Key Employee on the first anniversary of the Closing unless at or prior to such time such Key Employee resigned (other than for Good Reason) or was terminated by the Company for Cause, in which case the Acceleration Amount shall become property of and be released to the Purchaser and the applicable Key Employee shall no longer have any right or entitlement thereto. For purposes hereof, “Good Reason” and “Cause” shall have the meaning prescribed to such terms under the Company Stock Plan.

(ii)Unvested RSUs.

(1)Each Company RSU that is outstanding and unvested as of immediately prior to the Effective Time and held by a Continuing Employee (“Unvested RSU”), will, by virtue of the Closing and without further action on the part of the holder thereof, be cancelled and substituted for the right to receive a number of Parent RSUs covering such number of Parent Shares equal to the product of: (x) the number of shares of Company Stock that would have been issuable upon vesting of such Unvested RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Shares.

(2)The substitute Parent RSUs to be granted pursuant to this Section 2.2(d), shall be subject to the terms and conditions of the Parent Equity Plan and the Restricted Share Unit agreement to be executed thereunder by the Person entitled thereto, except that the vesting schedule of such Unvested RSU as in effect immediately prior to the Effective Time shall continue to apply to such Parent RSUs (and, accordingly, Parent RSUs issued in substitution of Unvested RSUs shall be unvested as of immediately after the Effective Time).

(3)The grant of substitute Parent RSUs pursuant hereto shall be conditional upon and subject to the Person entitled thereto executing and timely delivering to Parent a Restricted Share Unit agreement in a form provided by Parent, and performing such further acts and executing such further documents as may reasonably be necessary by Parent to carry out and give full effect to the grant of such Parent RSUs and the provisions of such Parent RSU agreement.

(f)Other Securities. At the Effective Time, each Unvested Option or Unvested RSU held by a non-Continuing Employee, and each Vested Option or Unvested Option that has a per share exercise price greater than or equal to the Per Share Consideration (if any), shall be cancelled at the Effective Time without the payment of any consideration therefor.

(g)Company Warrants. Each Company Warrant that is outstanding as of immediately prior to the Effective Time, will, by virtue of the Closing and without further action on the part of the holder thereof, be cancelled and extinguished and be converted automatically into the right to receive an amount in cash, equal to (1) the product of (A) the number of shares of Common Stock subject to such Company Warrant and (B) the excess of (i) the Per Share Consideration over (ii) the per share exercise price of such Company Warrant (subject to withholding of the Pro Rata Share of the holder thereof in each of the  Indemnification Escrow Amount, the Adjustment Escrow Amount and the Expense Fund); and (2) the right to receive, with respect to each such share, any cash disbursements that may become payable in the future from the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Expense Fund, in accordance with the terms of this Agreement and the Escrow Agreement.

(h)Necessary Actions.  Prior to the Effective Time, and subject to the review and reasonable approval of Purchaser, the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.2 with respect to all Company Options and Company RSUs, under the Company Plans, any other plan or arrangement of the Company (whether written or oral, formal or informal) governing the terms of any Company Options and Company RSUs or any applicable Laws; it being agreed, however, that neither the board of directors of the Company nor any committee thereof nor the administrator of the Company Plan shall resolve to accelerate the vesting of any Company Options or Company RSUs. The Company Plan shall be terminated effective as of the Effective Time and shall not be assumed by Purchaser or Parent. For the avoidance of doubt, any payments and deliveries pursuant to this Section 2.2 with respect to Company Options, Company RSUs or Company Warrants are included in the Merger Consideration, and under no circumstances will Purchaser or its Affiliates be required to make any payment or provide any consideration, in cash or in kind, to any holder of or with respect to any Company Options, Company RSUs or Company Warrants that would result in Purchaser or its Affiliates having to pay or bear any amount in excess of the Merger Consideration.

(i)No Further Ownership Rights in the Company Stock.  The portion of the Merger Consideration paid in respect of the surrender for exchange of Company Stock, Company Options, Company RSUs and Company Warrants in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Stock, Company Options, Company RSUs and Company Warrants (other than such holder’s right to receive such holder’s Pro Rata Share of the Indemnification Escrow Amount, Adjustment Escrow Amount and the Expense Fund, if any, pursuant to this Agreement), and, upon the Effective Time, the transfer books of the Company Stock shall be closed and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Stock, Company Options, Company RSUs and Company Warrants, which were outstanding immediately prior to the Effective Time. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date as of or after the Effective Time shall be paid to the holder of any unsurrendered shares of Company Stock, including shares of Dissenting Stock.

(j)Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

2.4Exchange Procedures.

(a)Paying Agent. Prior to the Effective Time, Purchaser shall appoint Acquiom Financial LLC to act as the payments administrator and agent (the “Paying Agent”) and enter into a payments administrator agreement with such Paying Agent and with the Stockholders’ Representative, as the representative of the Company Securityholders, in a form to be agreed between Purchaser, the Company and the Stockholders’ Representative by the Closing (the “Paying Agent Agreement”) for the purpose of paying the Merger Consideration in accordance with the Distribution Spreadsheet (which will indicate the portion of the Merger Consideration in respect of Company Options to be paid through the Surviving Corporation or its Subsidiaries’ payroll system).

(b)Surrender of Certificates; Letter of Transmittal. As soon as reasonably practicable after the Closing, and in any event no later than two Business Days immediately following the Closing, Purchaser shall or shall cause the Paying Agent, in accordance with the terms of the Paying Agent Agreement, to mail to each holder of a certificate representing, immediately prior to the Effective Time, Company Stock (a “Certificate”)  a Letter of Transmittal in the form of Exhibit G attached hereto  (a “Letter of Transmittal”). Each Company Stockholder shall be entitled to receive, and the Paying Agent shall pay to or on behalf of such holder their applicable portion of the Merger Consideration solely to the extent and contingent upon such Person delivering to the Company or to the Paying Agent the Certificate (or, in the event any Certificate shall have been lost, stolen or destroyed, an affidavit of loss and indemnity (in the form attached to the Letter of Transmittal)), together with a properly completed and duly executed Support Agreement and Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificate. In addition, as soon as reasonably practicable after the date hereof, the Company shall provide each holder of Company Warrants, Vested Options and Vested RSUs a Letter of Transmittal in the form of Exhibit G-1 attached hereto (“Securityholder LOT”). Each such Person shall be entitled to receive, and the Paying Agent shall pay to or on behalf of such Person its applicable portion of the Merger Consideration solely to the extent and contingent upon such Person delivering to the Company or to the Paying Agent a properly completed and duly executed Support Agreenent and Securityholder LOT, duly executed on behalf of each Person.

(c)Deposit with Paying Agent. At the Effective Time, Purchaser or Merger Sub shall deliver, or cause to be delivered, by wire transfer of immediately available funds, to the Paying Agent, solely for the benefit of the Company Stockholders (other than the holders of Dissenting Stock), cash in an aggregate amount equal to (i) the Merger  Consideration for Company Stockholders, less (ii) the Adjustment Escrow Amount, less (iii) the Indemnification Escrow Amount, and less (iv) the Expense Fund, to be distributed in accordance with Section 2.2(a) and Section 2.2(d). The receipt of such amount of cash by the Paying Agent shall be deemed the discharge of the Purchaser’s obligation to pay such amount.

(i)At the Effective Time, Purchaser will cause the Paying Agent to pay the Merger Consideration, pursuant to Section 2.2 and subject to the terms of this Agreement, to each applicable Company Stockholder, less such holder’s Pro Rata Share in each of the Indemnification Escrow Amount, the Adjustment Escrow Fund and the Expense Fund (in each case in accordance with the Distribution Spreadsheet and subject to applicable Tax withholding in accordance with Section 2.6 below), other than to those holders of Dissenting Stock not entitled to payment (if any), as promptly as practicable and no later than three (3) Business Days following the submission of the Certificate and a duly executed Letter of Transmittal by such holder of record to the Paying Agent. No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate.  If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer.  Until surrendered in accordance with the provisions of this Section 2.3(c)(i), each Certificate (other than those representing Dissenting Stock or Company Stock to be cancelled pursuant to Section 2.2(c)) shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Merger Consideration payable in respect thereof pursuant to Section 2.2(a) in respect of the Company Stock formerly evidenced by such Certificate, without any interest or dividends thereon (other than such holder’s right to receive such holder’s Pro Rata Share of the Indemnification Escrow Amount, Adjustment Escrow Amount and the Expense Fund, if any, pursuant to this Agreement).

(ii)At the Effective Time, Purchaser shall pay or cause the Surviving Corporation to pay, the Transaction Expenses and the Indebtedness for borrowed money (to the extent not repaid by the Company prior to Closing), to each Person set forth in the Distribution Spreadsheet, in the amount set forth in such Person’s payoff letter, in full satisfaction of the amounts due and owing from the Company and its Subsidiaries to all such Persons.

(iii)Deposit of Indemnification Escrow Amount. Notwithstanding anything to the contrary, at the Effective Time, Purchaser shall deposit or shall cause the Paying Agent to deposit the Indemnification Escrow Amount with the Escrow Agent, which amount shall be withheld from the Merger Consideration otherwise payable to each Company Securityholder, in accordance with Section 2.2. The Indemnification Escrow Amount shall be held in a non-interest bearing account, and constitute security for the indemnification obligations of such Indemnifying Parties pursuant to Article 9 for the applicable Escrow Period, and shall be held in and distributed in accordance with the provisions of the terms hereof and of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Indemnification Escrow Amount.

(iv)Deposit of Expense Fund. Notwithstanding anything to the contrary, at the Effective Time, Purchaser shall or shall cause the Paying Agent to deposit the Expense Fund with the Stockholders’ Representative, which amount shall be withheld from the Merger Consideration otherwise payable to each Company Securityholder, in accordance with Section 2.2. The Expense Fund shall be available to the Stockholders’ Representative to pay all Stockholders’ Representative Expenses that are incurred by the Stockholders’ Representative in the performance of its duties as Stockholders’ Representative. The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its fraud, bad faith, gross negligence or willful misconduct. The Escrow Agent will hold these funds separate from the Indemnification Escrow Fund and Adjustment Escrow Fund and will not use these funds for any other purposes other than for payment of expenses that are incurred by the Stockholders’ Representative in the performance of its duties as Stockholders’ Representative. Subject to Advisory Group approval, the Stockholders’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Securityholders. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Company Securityholders. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Expense Fund and the appointment of the Stockholders’ Representative and the use thereby of the Expense Fund.

(d)Unclaimed Consideration; No Liability. Any portion of the Merger Consideration (i) which relates to any Dissenting Stock or (ii) that remains undistributed to the Company Stockholders as of the date that is the second (2nd) anniversary of the Closing Date, shall be delivered to Purchaser upon demand by Purchaser. Any holders of Company Stock (other than Dissenting Stock) who have not theretofore surrendered their Certificates in accordance with Section 2.3(b) shall thereafter look only to Purchaser for satisfaction of their claims for the Merger Consideration payable with respect to the shares of Company Stock previously represented by such Certificates, without any interest thereon. Neither Purchaser nor the Surviving Corporation shall be liable to any holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.5Notification to Stockholders; Dissenting Stock.

(a)The Company shall, as promptly as reasonably practicable after the date hereof (and in any event within ten (10) days after such date), mail or otherwise deliver to each Company Stockholder (i) a letter with respect to each Company Stockholder who did not execute the Stockholders Consent, (A) providing the notification required by Section 228(e) of the DGCL with respect to the Stockholders Consent and (B) if the right is not waived in the Support Agreement, providing such Company Stockholder with an information statement regarding the Company and the material terms of the transactions contemplated hereby, and a notice in the manner contemplated in Section 262 of the DGCL of such Company Stockholder’s right to dissent to the Merger pursuant to Section 262 of the DGCL, and (ii)

the Stockholder Letter of Transmittal and instructions for use in effecting the surrender of the Certificates and payments contemplated by this Section 2.4. The documents described in this Section 2.4 shall be subject to the review and approval of Purchaser prior to such mailing or delivery.

(b)Notwithstanding any provision of this Agreement to the contrary, including Section 2.2, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall not have voted in favor of the Merger and adoption of this Agreement or consented thereto in writing and who shall have properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Stock”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration payable pursuant to the terms of this Agreement.  Such holders of Company Stock shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Stock held by the holders of Company Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares or the execution and delivery of a lost stock affidavit to the Company as set forth in Section 2.3(b).  Purchaser shall be entitled to retain any portion of the Merger Consideration not paid on account of the Dissenting Stock pending resolution of the claims of such holders, and the remaining Company Stockholders shall not be entitled to any portion of such retained Merger Consideration.

(c)The Company shall provide (i) Purchaser and the Stockholders’ Representative prompt written notice of any demands for appraisal received by the Company, any withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) Purchaser the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.6Purchase Price Adjustment.

(a)Determination of Closing Adjustment.  No later than five (5) Business Days prior to the Closing, the Company shall provide Purchaser a written statement in a form reasonable acceptable to Purchaser (the “Estimated Closing Statement”) with: (i) a good faith estimate of each of the Net Working Capital, the Excess Cash and the Indebtedness of the Company Group (including a breakdown of payees and payment dates), in each case as of the close of business on the last Business Day immediately preceding the Closing, on a consolidated basis; (ii) a good faith estimate of the Transaction Expenses as of the close of business on the last Business Day immediately preceding Closing, including the list of payees and breakdown of Transaction Expenses per payee; (iii) the calculation of the Merger Consideration. The Estimated Closing Statement shall be accompanied with supporting information, bank statements, invoices and any other information that Purchaser may reasonably request to verify the amounts and calculations reflected therein. Purchaser shall have an opportunity to provide any comments it may have to the Estimated

Closing Statement, and the Company shall consider in good faith any revisions thereto. The Estimated Closing Statement shall be prepared in accordance with GAAP on a basis consistent with prior periods and the Company’s historical practices and methodologies and shall be certified by the Company’s Chief Financial Officer.

(b)Determination of Post-Closing Adjustment.  No later than one hundred and twenty (120) days following the Closing, Purchaser shall deliver to the Stockholders’ Representative a written statement (the “Adjustment Statement”), with the proposed calculation of each of the Net Working Capital, Excess Cash and Indebtedness of the Company Group as of the close of business on the last Business Day immediately preceding the Closing Date, and the calculation of the Merger Consideration based on such adjusted numbers, together with supporting documentation of such calculations.

(c)Disputed Final Adjustment.

(i)No later than thirty (30) days following the delivery by Purchaser of the Adjustment Statement, the Stockholders’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of any the Net Working Capital, Excess Cash or Indebtedness set forth therein.  During such thirty (30) day period, the Stockholders’ Representative shall be provided (subject to executing a confidentiality agreement) with access to the financial books and records of the Company Group used in preparing the Adjustment Statement to the extent reasonably necessary to enable it to evaluate the Adjustment Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company and upon reasonable advance written notice. If the Stockholders’ Representative accepts the calculation set forth in the Adjustment Statement, or if the Stockholders’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, then the calculation of Merger Consideration determined in the Adjustment Statement shall be deemed final, conclusive and binding on the parties.

(ii)If the Stockholders’ Representative disputes the accuracy of the calculation of Adjustment Statement, the Stockholders’ Representative shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to the Stockholders’ Representative of the Adjustment Statement (the “Dispute Notice”), setting forth in reasonable detail each item that the Stockholders’ Representative disputes and the basis for its disagreement therewith. During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and the Stockholders’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items.  If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, the final amounts so agreed upon by them shall be deemed final and binding on the parties and shall be used to determine the final Merger Consideration.  If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then either Purchaser or the Stockholders’ Representative may forthwith request that a partner of an independent accounting firm of national standing mutually agreed to by the parties (the “Accounting Expert”) make a binding determination as to the disputed items in accordance with this Agreement.

(iii)The Accounting Expert will under the terms of its engagement have no more than thirty (30) days from the date of referral within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of the Merger Consideration shall be based solely on the resolution of such disputed items.  The Accounting Expert shall review such submissions and base its determination solely on such submissions.  In resolving any disputed item, the Accounting Expert may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party.  The decision of the Accounting Expert shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Expert’s final calculation of the actual Net Working Capital, Excess Cash and Indebtedness shall be deemed final and binding on the parties and used to calculate the final Merger Consideration.  The fees and expenses of the Accounting Expert shall be allocated to be paid by Purchaser, on the one hand, and the Stockholders’ Representative (on behalf of the Company Securityholders, severally and not jointly, in proportion to their Pro Rata Share), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Expert.

(iv)The Merger Consideration as determined either (A) by the Stockholders’ Representative’s failure to timely deliver a Dispute Notice in accordance with Section 2.5(c)(ii), (B) by agreement between Purchaser and the Stockholders’ Representative in accordance with Section 2.5(c)(i), or (C) by the Accounting Expert pursuant to Section 2.5(c)(iii), shall be referred to as the “Final Merger Consideration”.

(d)Payment of Final Merger Consideration.  Following the determination of Final Merger Consideration:

(i)If the Final Merger Consideration is greater than the Merger Consideration at the Closing (such difference, “Shortfall Amount”), then (A) Purchaser and the Stockholders’ Representative shall promptly, and in any event within two (2) Business Days of such final determination, deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release the Adjustment Escrow Fund to the Company Securityholders in accordance with their Pro Rata Share, as set forth in the Distribution Spreadsheet, and (B) Purchaser shall wire to the Paying Agent (for further distribution to the Company Securityholders in accordance with their Pro Rata Share) the Shortfall Amount.

(ii)If the Final Merger Consideration is lower than the Merger Consideration at the Closing (such difference, the “Excess Amount”), then each of the Purchaser and the Stockholders’ Representative may promptly, and in any event within two (2) Business Days of such final determination, deliver written instructions to the Escrow Agent directing the Escrow Agent to release to Purchaser out of the Adjustment Escrow Fund the lesser of (x) the Excess Amount and (y) the entire amount of the Adjustment Escrow Fund. In the event that the Adjustment Escrow Fund is lower than the Excess Amount, then either Purchaser or the Stockholders’ Representative may deliver written instructions to the Escrow Agent to release to Purchaser an amount equal to such shortfall from the Indemnification Escrow Fund.  If there are funds remaining in the Adjustment Escrow Fund following payment pursuant to this Section 2.5(d)(ii), Purchaser and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release all such remaining funds to the Company Securityholders in accordance with their Pro Rata Share. For the avoidance of doubt, Purchaser’s sole recourse for any Excess Amount shall be the Adjustment Escrow Fund and, at Purchaser’s option, the Indemnification Escrow Fund.

(iii)All payments and releases from the Adjustment Escrow Fund or the Indemnification Escrow Fund, if applicable, shall be made on or prior to the fifth (5th) Business Day following the determination (or deemed determination) of the Final Merger Consideration.

2.7Tax Withholding.

(a)Each of the Company, the Surviving Corporation (and its applicable Subsidiaries), Parent, Purchaser, the Paying Agent and the Escrow Agent (each a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person hereunder or otherwise pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other applicable Tax Law.

(b)To the extent that any amounts are deducted or withheld in accordance with this Section 2.6 and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)Each payment of consideration otherwise payable to any Person who is an employee or former employee of the Company for which Tax withholding is required under the Code or any other applicable Tax Law, may be paid (less applicable Tax withholdings) through the employee payroll system of the Surviving Corporation (or any Affiliate thereof or successor thereto) within ten (10) Business Days after its next regularly scheduled payroll date immediately following the date on which such amount becomes payable to the applicable Company Securityholder, provided that if payment through the payroll system cannot be achieved, then such payment shall be effected through the Paying Agent.

2.8Taking of Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Purchaser with full right, title and possession to all of the Company Stock, then each of the Company, Purchaser and the officers and directors of each of the Company and Purchaser are fully authorized in the name of their respective corporations or limited liability companies, as applicable, or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY GROUP

The Company hereby represents and warrants to Purchaser and Merger Sub, subject to the disclosures set forth on the Disclosure Schedule delivered to Purchaser concurrently with the execution of this Agreement (the “Disclosure Schedule”) (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates except to the extent it is reasonably apparent on the face of such disclosure that such disclosure relates to another section or schedule) as follows. Any references to the Company in this Article 3 shall be deemed to include, to the extent applicable, any Subsidiary of the Company, whether or not the representations herein explicitly refer to such Subsidiary.

3.1Organization and Power; Subsidiaries and Investments.

(a)Each member of the Company Group is duly organized, validly existing, and where applicable, in good standing under the laws of the jurisdiction of its organization.  Each member of the Company Group has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

(b)Each member of the Company Group is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed in Section 3.1(b) of the Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the business requires such member of the Company Group to be so qualified, except where the failure to be so qualified or authorized and in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect.  Each member of the Company Group has all requisite corporate power, authority and legal capacity to (i) carry on its business as now conducted, and  (ii) to own, lease, use, license and operate its assets and properties in the manner in which they are currently owned, leased and operated.  The Organizational Documents of each member of the Company Group, which have previously been furnished to Purchaser, reflect all amendments thereto, and are correct and complete in all respects. No member of the Company Group is in breach or default of any obligation under its Organizational Documents.

(c)Except as set forth on Section 3.1(c) of the Disclosure Schedule, no member of the Company Group has had a prior name or d/b/a.

(d)Other than the Subsidiaries set forth in Section 3.1(d) of the Disclosure Schedule, the Company does not (i) control, directly or indirectly, or have any direct or indirect equity participation in any organization, or (ii) own or have any right to acquire, directly or indirectly, any shares or other interests of or in, partnership interest, joint venture interest, equity participation or other security or interest in, any Person.

(e)Each member of the Company Group is solvent. There has been no request by a Company Group or, to the Company’s Knowledge, by any other Person with respect to a member of the Company Group for, nor, to the Company’s Knowledge, has there been issued or commenced against or with respect to either of them any bankruptcy, receivership, freeze of proceedings, liquidation (whether voluntary or not), winding-up, arrangement with creditors, scheme of arrangement or other similar insolvency events, orders or proceedings, in each case, whether temporary or permanent.

(f)Section 3.1(f) of the Disclosure Schedule sets forth, as of the date hereof,  a true, correct and complete list of the names of the members of the board of directors and officers of each member of the Company Group.

(g)VIE Agreements. Each of the VIE Parties, as applicable, has the legal right, power and authority (corporate and other, as the case may be) to enter into and perform their respective obligations under the Exclusive Technical Consulting and Services Agreement (2013), the Equity Option Agreements (February 2013), the Equity Interest Pledge Agreements (February 2013), the Trustee Arrangement Letters (18 September 2012), and the Loan Agreements (September 2012), entered into by and among Beijing Tapjoy, Tapjoy Wireless, [***] and/or the Company, as the case may be (collectively, the “VIE Agreements”) and has taken all necessary corporate action to authorize the execution, delivery and performance of, and have authorized, executed and delivered, each of the VIE Agreements. Each of the VIE Agreements constitutes a valid and legally binding obligation of the parties thereto, and is enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization moratorium or Applicable Laws affecting creditor’s rights or by equitable principles relation to enforceability. The execution and delivery by the VIE Parties, and the performance by the VIE Parties of their respective obligations under, each of the VIE Agreements to which he, she, or it is a party, and the consummation by the VIE Parties of the transactions contemplated therein did not, does not and will not: (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which such VIE Party is a party or by which such VIE Party is bound or to which any of the properties or assets of such VIE Party are subject or (ii) result in any violation of the provisions of constitutional documents or business licenses of such VIE Party, as the case may be; or (iii) result in any direct violation of any statute of the PRC or any order, rule or regulation of any PRC governmental agency having jurisdiction over such VIE Party or any of its respective properties. The Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of Beijing Tapjoy, through, among other things, its contractual rights to direct the Chinese Shareholders as to the exercise of their voting rights. No consent, approval, authorization or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the performance of the obligations under any VIE Agreement by the parties thereto, other than registration of the pledge of Beijing Tapjoy’s equity with the relevant PRC governmental authority. Each VIE Agreement is in full force and effect and none of the parties thereto is in breach or default in the performance of any of the terms or provisions of such VIE Agreement.  There is no legal or governmental proceeding, inquiry or to the Company’s Knowledge, investigation pending against the Company or any VIE Party in any jurisdiction challenging the validity of any of the VIE Agreements and, to the Company’s Knowledge, no such proceeding, inquiry or investigation is threatened or contemplated in any jurisdiction. For purposes hereof, “Chinese Shareholders” means [***], the registered shareholders of Beijing Tapjoy; “Beijing Tapjoy” means Beijing Tapjoy Information technology Co., Ltd./北京弹指乐信息技术有限公; “Tayjoy Wireless” means Tapjoy Wireless Application Technology (Beijing) Ltd./泰普悦无线应用科技（北京）有限公司; and “VIE Parties” means, collectively, Beijing Tapjoy, Tayjoy Wireless, [***] and the Company.

3.2Books and Records. The minute books of the Company Group have been made available to Purchaser and contain a complete and accurate summary of substantially all meetings of directors and stockholders or actions by written consent of the Company Group through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.3Authorization.

(a)The Company has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Merger and the transactions contemplated hereunder and thereunder; and the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party in accordance with the respective terms thereof has been duly authorized by a unanimous affirmative vote of the Board of Directors, constituting, together with the Stockholders Consent, all necessary corporate action on the part of the Company and its stockholders. This Agreement and the other Transaction Documents to which it is a party, when executed and delivered, will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)The Stockholder Consent, obtained by the affirmative vote or written consent of Stockholders (i) holding at least a majority of the issued and outstanding Company Capital Stock on an as converted basis and (ii) holding at least sixty percent (60%) of the issued and outstanding Preferred Stock voting as a single class on an as converted basis (the “Requisite Majority”) are the only votes or consents of any class or series of capital stock of the Company necessary (under the Company Charter and Bylaws, the DGCL or otherwise) for the adoption and approval of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, including the Merger. All actions taken by the Company relating to the solicitation and obtaining of written consents from holders of Company Stock with respect to the Merger have been and will be taken in compliance with all applicable Laws and in accordance with the fiduciary duties of the Company’s directors.

3.4Capitalization.

(a)The authorized capital stock of the Company consists of (i) 210,000,000 shares of Company Common Stock, $0.0001 par value per share; (ii) 25,986,599 shares of Preferred A Stock, $0.0001 par value per share; (iii) 12,040,000 shares of Preferred B Stock, $0.0001 par value per share; (iv) 30,422,477 shares of Preferred C Stock, $0.0001 par value per share, (v) 23,208,805 shares of Preferred D Stock, $0.0001 par value per share, and (vi) 21,208,908 shares of Preferred E Stock, $0.0001 par value per share. Section 3.4(a) of the Disclosure Schedule sets forth a true and correct list of the issued and outstanding shares of Company Stock as of the date hereof  (and except for shares of Company Common Stock issuable upon exercise of Company Options or settlement of Company RSUs outstanding on the date hereof, also as of the Closing Date), including the registered owner of any such shares, the number of shares so owned. There are no other authorized, issued and outstanding shares of capital stock or other securities of the

Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company other than pursuant to the exercise of outstanding Company Options and settlement of outstanding Company RSUs under the Company Stock Plans as set forth in Section 3.4(c) of the Disclosure Schedule and other than pursuant to the Company Warrants as set forth in Section 3.4(c) of the Disclosure Schedule. The number of shares set forth in Section 3.4(a) of the Disclosure Schedule as being owned by each Person set forth therein constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company (the “Capitalization Table”). All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens (except for Permitted Liens), preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Company Charter and Bylaws or any Contract to which the Company is a party or by which the Company is bound and have been issued in material compliance with all applicable Laws and all requirements set forth in applicable Contracts. There are no declared and/or accumulated but unpaid dividends in respect of any shares of Company Stock and no dividends have ever been declared, set aside or paid in respect of any shares of Company Stock. The Company is not under any obligation to register under any securities laws any shares of Company Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

(b)The Company has reserved 52,985,195 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Stock Plans, of which 38,336,244 shares are subject to outstanding and unexercised Company Options and Company RSUs, 8,675,631 shares result from previously exercised options and conversion of Company RSUs, of which 92,250 shares were repurchased by the Company and 5,973,320 shares remain available for issuance thereunder.

(c)Section 3.4(c) of the Disclosure Schedule sets forth a true, correct and complete list of all holders of outstanding Company Options and Company RSUs, including the following details: (1) the name of each holder of Company Options and Company RSUs, (2) the number of shares of Company Common Stock subject to each Company Option and Company RSUs, (3) the date of grant, (4) the vesting commencement date, the vesting schedule and the terms of any acceleration thereof (whether in connection with the Merger, upon termination of employment or service or otherwise), (5) the exercise price per share (and if applicable, detail of any adjustment amounts (and the basis for such adjustment related to the exercise price), (6) with respect to Company Options granted to U.S. taxpayers, whether such Company Options are intended to qualify as incentive stock options under Code Section 422, (7) the classification (individual or entity) of the holder thereof, (8) the type of engagement (employee, officer, director or consultant), and (9) in the event such engagement has been terminated and the holder thereof is still under the exercise period after termination of the engagement, as set forth in the Company Stock Plans. Section 3.4(c) of the Disclosure Schedule further sets forth a true, correct and complete list of all holders of outstanding Company Warrants, including the following details: (1) the name of each holder of Company Warrants, (2) the number and class of shares of the Company subject to each Company Warrant, and (3) the exercise price per share.

(d)Each grant of Company Options and Company RSUs was made in accordance with the terms of the applicable Company Stock Plan and in compliance with all applicable Laws. Each grant of

Company Options and Company RSUs was duly authorized by all necessary corporate actions and was made or effective no earlier than the date of approval by the board of directors of the Company. Except for the Company Stock Plans, there are no other Company equity incentive plans. All Company Options have been granted with a per share exercise price that was at least equal to the fair market value of a share of Company Common Stock on the date the Company Option was granted (determined in accordance with applicable Law, including, without limitation, to the extent applicable, Section 409A of the Code).  No Company Options have been retroactively granted, or the exercise price of any such option determined retroactively in contravention of any applicable Law.

(e)No bonds, debentures, notes or other indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding (collectively, “Company Voting Debt”).

(f)Except for the Company Options, Company RSUs and Company Warrants described in Section 3.4(c) of the Disclosure Schedule, there are no options, warrants, convertibles notes or instruments, calls, rights, commitments or Contracts written or oral, of any character (including any promises) to which the Company is a party or by which it is or may be bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Stock, Company Options, Company RSUs, Company Warrants or other rights to purchase shares of Company Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract. No event has occurred, and no condition or circumstance exists, that would provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company Stock or other securities of the Company. Other than as set forth in Section 3.4(b) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights with respect to the Company.

(g)As a result of the Merger, assuming the representations and warranties of the Purchaser in Article IV are true and correct, Purchaser will be the sole record holder of all issued and outstanding Company Stock and all rights to acquire or receive any shares of the Company. The information contained in the Distribution Spreadsheet will be true, correct and complete as of the Closing and the information contained therein will be accurate and consistent with the terms of this Agreement, the Company’s Organizational Documents and all other agreements and instruments among the Company or any of the stockholders.

(h)Other than as specifically set forth in this Agreement, at the Effective Time, no Company Stockholder, in its capacity as a stockholder or director of the Company, will be entitled to any indemnity, reimbursement or other similar rights from Purchaser, the Surviving Corporation or its Subsidiaries, including, without limitation, by virtue of such Company Stockholder's investment in the Company or any other Contract, and no obligation, liability or other circumstances shall exist at the

Effective Time that give or may give rise to any liability of Purchaser, the Surviving Corporation or its Subsidiaries to any Company Stockholder, other than as specifically set forth in this Agreement, including the rights set forth in Section 6.4 herein.

(i)Correct and complete copies of the Company Stock Plans, all forms of agreements and instruments relating to awards issued under the Company Stock Plans or related to the outstanding Company Options, Company RSUs and Company Warrants have been made available to Purchaser, and such plan, Contracts, agreements and instruments have not been amended, modified or supplemented since being made available to Purchaser, and there are no agreements, understandings or commitments to amend, modify or supplement such plans, Contracts, agreements and instruments in any case from those made available to Purchaser.

3.5Non-Contravention.

(a)The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the creation of any Lien (other than Permitted Liens) on any of the material properties or assets of the Company or any of the shares of Company Stock or (ii) conflict with, or result in any violation or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, modification, cancellation or acceleration of any material payment, obligation or loss of any benefit under, or require any consent, notice, approval or waiver from any Person pursuant to, (A) assuming the receipt of the Requisite Majority, any provision of the Company Charter and Bylaws or other equivalent organizational or governing documents of the Company, in each case as amended to date, (B) any Material Contract, or (C) any Laws applicable to the Company or its Subsidiaries or any of its material properties, assets or business.

(b)Except as set forth on Section 3.5(a) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, notice to, or declaration or filing with, any Governmental Authority or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger and filings required under the HSR Act and the other applicable Antitrust Laws set forth in Section 3.5(b) of the Disclosure Schedule. As a result of the execution of this Agreement and the Transaction Documents and consummation of the transactions contemplated hereby and thereby, neither the Surviving Corporation nor any of its Subsidiaries will be prohibited under any Contract from exercising any of its rights under any such Contract, and none of Purchaser, the Surviving Corporation or any of their respective Subsidiaries will be required to pay any additional amounts or consideration other than ongoing fees or payments, which the Company or its Subsidiary would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement and the Transaction Documents not occurred.

3.6Financial Statements; Undisclosed Liabilities.

(a)Set forth on Section 3.6(a) of the Disclosure Schedule are (i) the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2020; and (ii) unaudited consolidated financial statements of the Company as of June 30, 2021 (the “Interim Financials”) (which includes, in each case, balance sheets, changes in shareholders’ equity, statements of income and statements of cash flows) (collectively, the “Financial Statements”). At the Closing, Section 3.6(a) shall be deemed to include the Closing Financial Statements and form part of the Financial Statements hereunder as of the Closing. The Financial Statements (i) are complete, true and correct in all material respects and have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated and consistent with each other (subject in the case of the Interim Financials, to normal and recurring year-end adjustments the effect of which would not be material, and the absence of notes), fairly present in all material respects the financial position, results of operations and cash flows of the Company Group as at the dates and for the periods indicated therein, and (ii) are consistent with the books and records of the Company Group maintained in the ordinary course of business in accordance with applicable Laws. The transactions reflected in the Financial Statements represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company Group have been properly recorded therein.

(b)The Company Group maintains a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i)  material transactions, receipts and expenditures of the Company Group are executed only with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amounts for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company Group has not identified nor been made aware of any evidence, third party claims or internal or external allegations that any member of the Company Group or any of the officers or accounting managers thereof have engaged in fraud, whether or not material, that occurred during any period covered by the Financial Statements, including without limitation any fraudulent accounting practices relating to the Company Group.

(c)The Company Group has no Liabilities of any nature, which are required to be reflected or reserved in financial statements in accordance with GAAP, other than (i) those set forth or adequately provided for in the Balance Sheet included in the audited Financial Statements or the notes thereto, (ii) those incurred in the conduct of the Company Group’s business since the Balance Sheet Date in the ordinary course, consistent with past practice, and which, at the Closing, will be reflected in the Estimated Closing Statement  and (iii) the Transaction Expenses.

(d)All accounts receivable of the Company Group are reflected on the Company Balance Sheet, and all accounts receivable and notes receivable that have arisen from the date of the Company Balance Sheet (i) have arisen in the ordinary course of business, consistent with past practices and at an arm’s length, (ii) represent bona fide claims against debtors for sales and other charges and (iii) are collectable in full (without any discount, set-off or counterclaim and without the need to resort to litigation) within 60 days of the Closing Date. Neither member of the Company Group have received notice indicating that any of such accounts receivable is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by the Company Group of any obligation or Contract other than normal warranty. The accounts payable of the Company have been incurred or have arisen in the ordinary course of business. No accounts payable of the Company Group is past due nor is the Company Group otherwise in default in its payment of any such amounts. Since the Balance Sheet Date through the Closing Date, the Company Group has paid and will pay its accounts payable in the ordinary course of business consistent with past practice, except for those accounts payable the Company Group is contesting in good faith.

(e)As of the date hereof there is no and as of the Closing there shall be no Indebtedness outstanding, other than as set forth in the Estimated Closing Statement.

(f)No member of the Company Group has applied for or received any loan pursuant the Paycheck Protection Program as established by the CARES Act.

(g)Section 3.6(g) of the Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which the Company Group maintains accounts.

3.7Absence of Changes.

Between the Balance Sheet Date and the date of this Agreement, other than as set forth in Section 3.7 of the Disclosure Schedule, there has not been, occurred or arisen any:

(a)event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to have, a Material Adverse Effect;

(b)amendment of the Charter and Bylaws of any member of the Company Group;

(c)split, combination or reclassification of any shares of the Company Stock or any issuance, sale or other disposition of any of the Company Stock or, other as set forth in Schedule 3.4(c) of the Disclosure Schedule, grant of any options, RSUs, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company Stock;

(d)declaration or payment of any dividends or distributions on or in respect of any of the Company Stock or redemption, purchase or acquisition of Company Stock;

(e)damage, destruction or loss (whether or not covered by insurance) to any material assets or material property of the Company Group;

(f)acceleration, termination, material modification to or cancellation of any Material Contract;

(g)capital expenditures by the Company Group in an amount greater than US$500,000, individually or in the aggregate, and any acquisition (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, by the Company Group of any, all or substantially all assets, properties or securities of any Person;

(h)material loans, guarantees or capital contributions to, or investments in, any other Person;

(i)(i) grant of any change of control or retention bonuses or benefits, change of control severance award or equity award with change of control acceleration to any current or former employee, officer, director, independent contractor or consultant of any member of the Company Group, or (ii) material change of terms of employment for any officer of the Company or any termination of any officer of the Company.

(j)change in any method of Tax accounting or accounting practice of the Company Group, or any change or rescission of any Tax election, amendment of any Tax Return, settlement of any Tax audit or other similar proceeding, consent to the extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, application or negotiation for or receipt of a Tax ruling from a Governmental Authority, affirmative surrender of any claim for Tax refund, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(k)cancellation of any debts or entitlements and any creation of any security interest in any material assets or material properties;

(l)commencement or settlement of any lawsuit or proceeding or other investigation against any member of the Company Group;

(m)any sale, lease or license by any member of the Company Group, or the imposition of any Lien (other than Permitted Liens) upon, any asset (tangible or intangible), securities, properties, interests or businesses of the Company Group not in the ordinary course of business; or

(n)execution by any member of the Company Group of any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.8Real Property; Tangible Assets.

(a)Leased Real Property.  Section 3.8(a) of the Disclosure Schedule sets forth the address of each Leased Real Property of the Company Group (“Real Property Leases”). The real property demised by the Real Property Leases constitutes all of the real property leased by the Company Group. No real property is owned by any member of the Company Group. Except as set forth in Section 3.8(a) of the Disclosure Schedule, with respect to each Real Property Lease: (i) such lease is legal, valid, binding and enforceable against the parties to such lease, is in full force and effect and has not been modified and the Company Group holds a valid and existing leasehold interest under each Real Property Lease; (ii) the transactions contemplated hereby do not require the consent of any other party to any of the Real Property Leases and will not result in a breach of or default under such Real Property Lease; and (iii) no member of the Company Group, or to the Knowledge of the Company, any other party thereto is (with or without the lapse of time or the giving of notice, or both) in material breach or default under any such Real Property Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease. None of the Company Group owes any brokerage commissions with respect to any Real Property Leases (including any contingent obligation in respect of future lease extensions).

(b)Except as set forth in Section 3.8(b) of the Disclosure Schedule, all material improvements located on the Real Property Leases are, in the aggregate, in good condition and repair (normal wear and tear accepted).

(c)Title to Tangible Assets; Sufficiency.  One or more members of the Company Group owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the tangible assets shown on the audited Financial Statements or acquired after the date of the Financial Statements. Such tangible property and assets (i) are in good operating condition (ordinary wear and tear excepted), and are suitable for their intended uses and have been maintained in accordance with good industry practices, (ii) are all the tangible assets, properties and rights that are exclusively used in or held for or necessary for use in the business as currently conducted, (iii) together with the transactions contemplated by this Agreement, are sufficient (x) for the continued conduct and operations of the business in substantially the same manner as currently conducted.

3.9Material Contracts.

(a)Section 3.9(a) of the Disclosure Schedule sets forth a true and correct list of the following Contracts to which any member of the Company Group is a party or by which any of their assets or properties are bound (each, a “Material Contracts”):

(i)any Contract providing for payments by or to the Company Group in an aggregate amount per annum of US$4,000,000 or more, including any Contract with Material Advertiser or Material Publisher;

(ii)any Contract relating to Indebtedness of the Company Group;

(iii)any intercompany Contract among members of the Company Group;

(iv)any employment or consulting Contract providing for aggregate cash payments to any Person in any calendar year in excess of $300,000;

(v)any Contract with a Governmental Authority (other than for public utilities and similar services);

(vi)any Contract imposing any material restriction on the right or ability of any member of the Company Group to engage in any line of business (including any Contracts containing rights of first refusal or negotiation, or similar provisions), or to compete with any other Person or to solicit any customer or employee in any geographic area and any Contract which contains a “most favored nation” clause;

(vii)any Contract with respect to any legal partnership or joint venture or any Contract involving the sharing of revenues or profits of the Company, other than Contracts with Publishers in the ordinary course of business in substantially the form made available to Purchaser;

(viii) any Contract pursuant to which any third party has the right to audit any member of the Company Group (excluding any rights to privacy audits);

(ix)any broker, distributor, reseller, sales representative, franchise, agency, Contract for the distribution or sale of Company Products;

(x)any Contract which contains any grant of a license or covenant not to assert granted by any third party to any member of the Company Group with respect to any Intellectual Property or Technology other than (i) any license of off-the-shelf Software that has not been customized and is generally commercially available on standard and non-discriminatory terms; (ii) nondisclosure agreements entered in the ordinary course of business; (iii) incidental licenses of Intellectual Property Rights from customers of the Company Group, including advertising, publisher monetization, analytics, and market research; and (iv) immaterial licenses of Intellectual Property Rights granted pursuant to PIIAAs with employees or contractors of the Company Group;

(xi)Outbound Licenses;

(xii)any Contract providing for the development of any material Software or Technology, independently or jointly, for the Company (other than PIIAAs with Authors on substantially the Company’s standard form of agreement and “shrink wrap,” “click wrap,” or “browse-wrap" and similar generally available commercial end-user licenses to software);

(xiii)any Contract providing for royalty payments to any Person in any calendar year;

(xiv)any Contract that contains any provision requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements entered into by the Company Group in the ordinary course of business);

(xv)any Contract for Real Property Leases;

(xvi)any Contract relating to the acquisition or disposition of any material business, stock or assets that has purchase price payments or adjustments, “earn-outs” or similar obligations that are still in effect;

(xvii) any Contract involving any resolution or settlement of any threatened or actual Legal Proceeding involving any member of the Company Group; and

(xviii)any Contract for the issuance, sale or voting of, or otherwise relating to equity interests of any member of the Company Group, or the grant of a stock option or similar equity interests; and

(xix)any other Contract that is material to the Company and not disclosed in the foregoing clauses (i) through (xix).

(b)Each Material Contract is valid, binding, in full force and enforceable against the Company or one or more members of the Company Group, as applicable, and (i) neither the Company nor any of its Subsidiaries is in default under any provision of any Material Contract, and to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under any provision thereunder, and no event has occurred that with or without notice or lapse of time or both would constitute a breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereunder; and (ii) to the Knowledge of the Company, no party to any Material Contract has exercised any termination right with respect thereto or of any intention to cancel, terminate, not to renew or renegotiate the terms under any such Contract and no party has given notice to the Company or any of its Subsidiaries of any dispute with respect to any Material Contract. All Material Contracts are in written form, and true, correct and complete copies thereof, together with all amendments, modifications or supplements thereto, have been made available to Purchaser.

3.10Restrictions on Business Activities. There is no Contract binding upon any member of the Company Group or Order naming a member of the Company Group that is binding upon such member of the Company Group that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any acquisition of property by the Company Group or limiting the freedom of the Company Group to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Owned Intellectual Property, or to make use of any Company Owned Intellectual Property, including any grants by the Company Group of exclusive rights or exclusive licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software or services.

3.11Intellectual Property.

(a)As used in this Agreement, the following terms have the meanings indicated below:

(i)“Company Intellectual Property Agreements” means any Contract governing any Company Owned Intellectual Property or Technology or Third-Party Intellectual Property that is incorporated into any Company Product or licensed to or used by the Company, to which any member of the Company Group is a party or by which it is bound.

(ii)“Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by any member of the Company Group.

(iii)“Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional and pending patent applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration; registered or filed in the name of, the Company Group.

(iv)“Company Source Code” means any Software source code embodying any Company Owned Intellectual Property including that which is included in the Company Products.

(v)“IT Systems” means all systems owned, used or controlled  by the Company Group, including the information and communications technology infrastructure and systems (including all software, hardware, firmware, networks and Company Group websites).

(vi) “Open Source Materials” means Software that is made available as “open source” or “free software” which is licensed under terms that (a) are certified by Open Source Initiative (www.opensource.org) as an open source license, (b) classified by the Free Software Foundation as a free software license, or (c) are any version of a Creative Commons license. For additional clarity, Open Source Materials include without limitation any Software or other materials licensed under any version of the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), a Creative Commons License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), the Apache License, the Common Development and Distribution License (CDDL), or the Eclipse Public License (EPL).

(vii)“Network Identifiers” means all internet protocol addresses and networks used by any member of the Company Group, including without limitation, DNS domain names, world wide web (www) and http addresses, network names, network addresses, and services (such as mail or web-site) whether or not used or currently in service, and including all registrations relating thereto in or with all registration bodies or organizations, but excluding e-mail addresses.

(viii)“Privacy Commitments” means any and all (a) Applicable Data Protection Laws; (b) Privacy Policies; (c) Contracts with third-parties governing privacy into which a member of the Company Group has entered or by which it is otherwise legally bound; and (d) rules of any applicable self-regulatory organizations in which a member of the Company Group is a member or that a member of the Company Group has been legally obligated to comply with.

(ix)“Security Incident” means any unauthorized access, unauthorized use, or unauthorized modification of Personal Data maintained by or on behalf of the Company Group.

(x)“Third-Party Intellectual Property” means any and all Intellectual Property owned by, or purported to be owned by, a third party.

(b)Section 3.11 (b) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all current products and service offerings of the Company Group that have been or are currently sold, licensed, distributed or otherwise made available, or that have been developed or are under developments and currently scheduled for commercial release (collectively, the “Company Products”).

(c)Company Group Intellectual Property. The Company (i) solely and exclusively owns all Company Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens), and has obtained valid and enforceable licenses and authorizations to use all Third-Party Intellectual Property used by the Company and the other members of the Company Group. The Company has not transferred or assigned or agreed to transfer or assign any right, title or interest in or with respect to, or granted or agreed to grant any ownership or exclusive licenses to, any Company Owned Intellectual Property to any third party.

(d)Company Registered Intellectual Property. Section 3.11 (d) of the Disclosure Schedule lists all Company Registered Intellectual Property, and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property is, valid and subsisting and enforceable, is in full force and effect, and has not been cancelled or abandoned (or in the case of applications, has been applied for), all registration, maintenance and renewal fees currently due on or before the date hereof in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required on or before the date hereof to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording Company’s ownership interests therein.

(e)No Government or Academic Institutions Assistance.  No grant, subsidy, funding, or facilities, support or benefit by or of any Governmental Authority, university, college or other educational institution or research center, was applied for, received by the Company Group or was used by the Company Group or on its behalf, or by any of its founders prior to the incorporation of the Company, in the development or creation of Company Owned Intellectual Property or other material Technology for the Company Group, or any portion thereof. No employee, consultant or independent contractor, developer, inventor or other contributor to the Company Owned Intellectual Property (i) is or was operating under any governmental grant, or (ii) is or was performing services or research for, or sponsored by any Governmental Authority, university, college, other educational institution or research center during the time such employee, consultant or independent contractor is or was involved in, or contributing to the creation or development of any Company Group Intellectual Property. No Governmental Authority, university, college, other educational institution or research center has submitted to the Company Group any written, or the Companies’ Knowledge other, claim or has a right in or to the Company Owned Intellectual Property. No member of the Company Group has any outstanding obligations under any governmental grants, including, without limitation the payment of any royalties to any Governmental Authority.

(f)Invention Assignment and Confidentiality Agreement.  All current and former employees and independent contractors who independently or jointly contributed to the creation or development of any Technology for the Company Group or any Company Owned Intellectual Property (each an “Author”) have executed written and enforceable proprietary information and invention disclosure and Intellectual Property assignments (each a “PIIAA”) containing, to the extent permissible under applicable Laws, a waiver of all non-assignable rights including moral rights that may exist in the applicable jurisdiction. No volunteers independently or jointly contributed to the creation or development of any Company Owned Intellectual Property for the Company. The Company has made available to Purchaser copies of all forms of PIIAAs used by the Company, and all PIIAAs executed by each Author is substantially similar to the forms the Company has made available to Purchaser.  No Author has any valid claim, right (whether or not currently exercisable), or interest to or in any Company Owned Intellectual Property. All amounts payable by the Company or its Subsidiaries to any Authors for periods prior to the Closing have been paid in full and no additional compensation (other than wages and benefits under current employment agreements in the ordinary course) or royalties are due.

(g)No Violation. To the Knowledge of the Company, no current or former employee or independent contractor of any member of the Company Group is: (i) in violation of any term or covenant of its PIIAA executed with the Company or other Contract with any other party by virtue of such employee’s or independent contractor’s being employed by, or performing services for, the Company Group; or (ii) using trade secrets or proprietary information of others without permission in connection with such employee’s, consultant’s, advisor’s or independent contractor’s performing services for, the Company Group.

(h)Confidential Information. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information of the Company Group (including trade secrets), all material confidential or non-public information provided by any third party (including trade secrets) to the Company Group under a written obligation of confidentiality by the Company Group (“Confidential Information”). All current and former employees and contractors of the Company Group and any third party who currently have or previously had access to Confidential Information have executed a written agreement with the Company Group regarding the protection of such Confidential Information. To the Knowledge of the Company, the Company Group has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information or Personal Data in the Company Group’s possession, custody or control.

(i)Non-Infringement. The members of the Company Group do not and have not, and the Company Group’s operation of its business, including the Company Group’s design, development, use, import, export, licensing, marketing, sale or other disposition of the Company Owned Intellectual Property and Company Products, do not, have not and will not  infringe or misappropriate the Intellectual Property of any Person or constitute unfair competition or trade practices under any applicable Law of any jurisdiction. The Company Group has not received any notice from any Person claiming that such operation or any design, development, use, import, export, licensing, marketing, sale or other disposition of any Company Product or Company Owned Intellectual Property infringes or misappropriates the Intellectual Property of any Person, constitutes unfair competition or trade practices under any applicable Law of any jurisdiction or violates the rights of any Person (nor does there exist any basis therefor), and has not received any offer for a license of Intellectual Property, reasonably implying that the operation of the Company Group or any Company Product infringes or misappropriates the Intellectual Property Rights of a third party in the absence of such license. The Company Group has not received any opinion of counsel that any Company Product or the operation of the business of the Company Group, as previously or currently conducted, infringes or misappropriates any Intellectual Property of any Person. To the Company’s Knowledge, no Person is engaging  or has engaged in the past, in any activity that infringes or misappropriates the Company Owned Intellectual Property or violates the rights of the Company Group therein, nor has the Company Group made any claim with respect to any such alleged infringement or misappropriation against any Person.

(j)Sufficiency; Effect of Transaction. The Company Owned Intellectual Property and the Third Party Intellectual Property Licensed to the Company Group includes all of the Intellectual Property necessary and sufficient to enable the Surviving Corporation to conduct the business as presently conducted and as currently proposed by the Company Group to be conducted immediately following the Effective Time. The execution, delivery and performance of the transactions contemplated by this Agreement does not and will not result in: (i) the Company Group (or the Purchaser or its Affiliates following the Closing) granting, assigning or transferring to any Person any rights or licenses to Company Owned Intellectual Property, paying any royalties or other amounts in excess of those that would have, in any event, been payable by the Company Group had the transactions contemplated by this Agreement not occurred, (ii) any conflict with, breach of, or the right of termination, amendment or cancellation under, any material Company Intellectual Property Agreements, or (iii) the imposition of any Lien on, loss or impairment of, any Company Owned Intellectual Property, including such rights in or to the Company Source Code; provided that the foregoing (i) and (ii) is not a representation with respect to any Contract to which Parent or its Affiliates are a party prior to the Closing.

(k)Licenses; Agreements.  Section 3.11(k) of the Disclosure Schedule sets forth a list of all Contracts pursuant to which any member of the Company Group has granted any options, licenses or other rights to or under any Company Owned Intellectual Property other than: (i) nonexclusive licenses or end user terms of service entered into by or otherwise governing customers or users of the Company Products, including advertising, publisher monetization, analytics, and market research, in the ordinary course of the business (on terms substantially similar to forms of which have been made available to Purchaser); (ii) non-disclosure agreements entered into in the ordinary course of business; (iii) licenses to or authorizations to use Company Owned Intellectual Property granted to Company Group employees, consultants, contractors, or service providers for the purpose of providing services to the Company Group; and (iv) incidental trademark licenses (the Contracts required to be listed under this Section 3.11(k), the “Outbound Licenses”).  The Company Group is not a party to any Contract pursuant to which it is obligated to pay any royalties to third parties for the use of Third Party Intellectual Property in connection with the marketing, sale, distribution, license or use of any Company Products or Company Owned Intellectual Property.

(l)Other Intellectual Property Agreements.  The Company Group is not in breach of any Company Intellectual Property Agreement. There are no disputes regarding the scope of any Company

Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company Group thereunder. No Company Intellectual Property Agreement requires the Company Group to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product. No third party that has licensed Intellectual Property Rights to the Company Group has ownership or license rights to improvements or derivative works made and purported to be owned by the Company Group in the Technology embodying or practicing such Third-Party Intellectual Property that has been licensed to the Company Group.

(m)Source Code.  The Company has not disclosed, delivered or licensed to any Person, or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products or other Technology embodying Company Owned Intellectual Property.  No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company Group of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products or other Technology embodying Company Owned Intellectual Property.

(n)Open Source Materials.  Section 3.11(n) of the Disclosure Schedule identifies all Open Source Materials incorporated by the Company Group in any Company Products and identifies: (a) the licenses underlying the Open Source Materials (including version number, if any) under which the Company Group uses such Open Source Materials, (b) whether such Open Source Materials, have been modified by or for the Company Group (and scope of modification), and (c) whether such Open Source Materials have been distributed by or for the Company Group (including, in the case of any Open Source Materials subject to the AGPL, made available for use and interaction over a network), and (d) if distributed (including, in the case of any Open Source Materials subject to the AGPL, made available for use and interaction over a network), how any such Open Source Materials are integrated with or interact with the Company Group Owned Intellectual Property or Company Group Products. The Company Group is in compliance with the terms and conditions of all licenses for the Open Source Materials. The Company Group has not incorporated Open Source Materials into, or combined, distributed or used Open Source Materials with the Company Source Code or Company Products or any Software in a manner that requires any Company Products or any portion thereof (other than the Open Source Material itself), or any other Company Source Code or any Software (i) to be disclosed or distributed in source code form, (ii) to be licensed for the purpose of making derivative works; or (iii) to be subject to any restriction on the consideration to be charged for the distribution of any Company Products or any other Company Source Code. No member of the Company Group has made any Software or other materials available under terms that would cause such Software or other materials to be Open Source Materials, or made any contribution to an organization, association or project that makes available Open Source Materials.

(o)Participation in Standards Body. No member of the Company Group has ever been a member of, or a contributor to, any industry standards body or similar organization in a manner that requires the Company Group to grant or offer to any third party any license or right to any Company Owned Intellectual Property.

(p)Data Privacy.

(i)Definitions.

(1)“Applicable Data Protection Laws” means all federal, state, local, municipal, or other law (including common law), statutes, regulations, regulatory guidance, directives, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, issued, promulgated or applied by a governmental authority that is binding upon or applicable to the Company Group, as amended, unless expressly specified otherwise (collectively, “Applicable Laws”), and binding guidelines, recommendations and decisions issued by courts and governmental agencies, governing the privacy, secrecy, security, protection, disposal, international transfer, collection, storage, use, or other processing of Personal Data in any applicable jurisdiction in which the Company Group operates, including, without limitation and to the extent applicable: (i) Regulation (EU) 2016/679 (General Data Protection Regulation), EU Member State implementing laws and regulations and related data protection authorities’ guidance, (ii) the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the recommendations and deliberations of the relevant privacy commissioners and other privacy, personal information protection, and data protection authorities, (iii) the UK’s European Union (Withdrawal) Act 2018 incorporating the General Data Protection Regulation into UK law, (iv) the UK Data Protection Act 2018; (v) the UK’s Privacy and Electronic Communications Regulations 2003, (vi) all US state privacy laws, including, without limitation, the California Consumer Privacy Act of 2018 (CCPA); (vii) the Children's Online Privacy Protection Act (COPPA), (viii) all regulations promulgated thereunder and all binding guidance issued by a governmental entity that pertains to one of the laws, rules or standards outlined in subsections (i) through (viii) above and (ix) all Applicable Laws related to data breach notification.

(2)Applicable App Store Policies” means, as of the Closing Date, Apple and Google’s documented requirements for apps on their platforms pertaining to security, privacy, and/or impermissible or inappropriate ad content.  Examples of impermissible or inappropriate ad content include: prohibited or restricted content, such as counterfeit goods and dangerous products or services; and violations of maturity or appropriateness standards, such as the restriction of certain ad types to mature audiences.

(3)“Data Processing” means (A) all Personal Data collected, or otherwise obtained by the Company Group, (B) any and all processing of Personal Data by the Company Group in connection with the Company Group’s products and services, (C) all transfers of data to locations in which Personal Data is stored and/or processed by the Company Group, (D) any and all processing of Personal Data related to employment and job recruitment activities, and (E) all processing of Personal Data relating to marketing of the Company’s products and services, including without limitation, and to the extent applicable, the delivery of any emails, SMS, messages, and/or phone calls, with respect to the promotion of any of the Company Group’s products and services.

(4)“Personal Data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

(i)Compliance with Applicable Data Protection Laws. Except as would not be material to the Company Group as a whole, whether individually or in the aggregate, the Company Group, including without limitation, the Company Group’s Data Processing, is and has been in compliance with all Applicable Data Protection Laws, with all written statements and materials provided to governmental authorities (including, without limitation, any federal and state entities), and with all contractual obligations governing Personal Data including with respect to any collection, processing, sharing, possession, and control of any Personal Data.

(ii)Compliance with Applicable App Store Policies. As of the Closing Date, the Company materially complies with Applicable App Store Policies.

(iii)Privacy Policies. The Company Group’s published privacy policies, as updated from time to time and made publicly available on their website(s) (the “Privacy Policies”), true and correct copies of which have been provided to the Purchaser and Merger Sub, fully and accurately describe the Company Group’s Data Processing, and contain all disclosures required by Applicable Data Protection Laws. The Company Groups maintains, and is, and has at all times been in material compliance with all then current Privacy Policies. No public representations made by the Company (including representations, statements, and commitments on the Company Group’s websites, and documents provided to third parties, including without limitation, marketing materials, and integration documentation) pertaining to data privacy and security have been false, inaccurate or misleading in any material way or in a manner that would be material to third parties.

(iv)Technical Safeguards. The Company Group implemented and monitors  commercially reasonable  (but in any case, not less than the requirements of the Applicable Data Protection Laws) administrative, technical, and physical safeguards that are designed to protect the privacy of Personal Data in its possession, and/or under its control, in accordance with the requirements set forth under Applicable Data Protection Laws;

(v)Consummation of Transaction. Neither the negotiation nor consummation of the contemplated transactions under this Agreement, will materially breach or otherwise cause any material violation of any Applicable Data Protection Laws, or legally require the notice, consent, waiver or authorization of, or declaration, filing or notification to, any individual or entity under any Applicable Data Protection Laws;

(vi)Claims. The Company Group has not received any written notice, and/or has no Knowledge of any written claims, investigations, inquiries, enquiries, and/or written complaints with respect to any alleged violation of any Applicable Data Protection Laws, and, as of the Effective Date, there are no such written claims, investigations, inquiries, enquiries, and/or complaints pending with respect to any alleged violation of any Applicable Data Protection Laws;

(vii)International Data Transfers. The Company Group has not exported any Personal Data outside of any country, except as permitted by, and in accordance with Applicable Data Protection Laws;

(viii)Sale and Transfer of Data. The Company Group does not sell, rent, or otherwise make available to third parties, any Personal Data, except as explicitly described in by the Privacy Policy, and as permitted by, and in accordance with Applicable Data Protection Laws;

(ix)Third Parties. The Company Group has implemented commercially reasonable  (but not less than the requirements of the Applicable Data Protection Laws) measures designed to ensure that any third parties from which the Company Group receives Personal Data, or any third parties to which the Company Group discloses Personal Data (i) are in compliance with Applicable Data Protection Laws, (ii) provided adequate notice and obtained all necessary consents required for processing of Personal Data under Applicable Data Protection Laws, and (iii) abided by any applicable choices and requests by individuals related to Personal Data.

(x)The Company has no Knowledge that any third parties with access to Personal Data, in their provision of services to the Company, have failed to comply with relevant Contracts, Company Group Security Policies, Privacy Policies, or Applicable Data Protection Laws and Databases. With respect to each distinct electronic or other database containing (in whole or in part) Personal Data maintained by the Company Group, no material breach or violation of any such Company Group Security Controls has occurred, and there has been no unauthorized or illegal use of or access to any Personal Data or Confidential Information in any of the Company Databases.

(xi)Information Security. The Company Group has established and is in compliance with commercially reasonable information security policies that govern the collection, use, disclosure and protection of Personal Data (“Company Group Security Policies”). The Company Group Security Policies are designed to (i) identify internal and external risks to the security of the IT Systems; (ii) implement commercially reasonable administrative, electronic and physical safeguards to control those risks and safeguard the security, confidentiality, integrity, and availability of the IT Systems; (iii) are designed to protect against unauthorized access to the IT Systems; and (iv) prohibit any unauthorized access of any non-Company systems. The Company Group is not in a material breach of any contractual obligation to secure or otherwise safeguard Personal Data and/or Confidential Information it receives in connection with the provision of its Company Group Products. The Company Group uses commercially reasonable methods and technology to secure Personal Data from unauthorized access, which methods and technology comply with Applicable Data Protection Laws, and the Company Group Security Policies. To the Knowledge of the Company, the Company Group has not experienced any Security Incident. No circumstance has arisen in which the Company is required, and/or was required to notify a Governmental Authority, customer or data subject of a Security Incident.

(q)Defects. The Company Products are free from material defects, bugs and programming errors and conform to the applicable specifications and documentation therefor in all material respects. The Software included in the Company Products and Company Owned Intellectual Property does not contain of (i) any clock, timer, counter, virus, or other malicious limiting or disabling code, design, routine or any viruses, Trojan horses designed or intended to cause such Software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company Group’s or any Person’s ability to use such Software and Company Products, or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, such Software or Company Product.

(r)Encryption. The Company Group’s business as currently conducted and currently proposed to be conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export, as developed, commercialized or exported by the Company Group, is restricted under applicable Law.

(s)FTC Matters. The Company Group is in compliance with all court orders, or binding settlements or agreements with any Governmental Authority, related to Company Group’s compliance with  Laws, and Applicable Data Protection Laws, including, without limitation, the consent agreement between the Company Group and U.S. Federal Trade Commission issued on March 9, 2021 (“FTC Consent Order”), and the Class Action Settlement Agreement and Release in Case No. 3:17-cv-04344-JD (the “Settlement Agreement”). There are no, and the Company Group is not aware of any circumstances that would give rise to, any claims regarding any alleged violations of the FTC Consent Order, or the Settlement Agreement. In addition, the completion of the transactions contemplated under this Agreement will not cause the Purchaser, and/or the Merger Sub to be in violation of the FTC Consent Order, and/or the Settlement Agreement. The certificate attached to Section 3.11(s) of the Disclosure Schedule (the “FTC Certificate”), duly executed by an authorized officer of the Company, is true and correct as of the date hereof.

3.12Legal Proceedings.

(a)There is no Legal Proceedings pending or, to the Knowledge of the Company, threatened (a) against any member of the Company Group or any of their respective assets or businesses, or any of their respective directors, officers, employees, agents or representatives (in their capacities as such or relating to their employment, services or relationship with the Company Group), or to which any member of the Company Group is otherwise a party, (b) that challenges, or could have the effect of preventing, impeding, hindering, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated by this Agreement, (c) which may reasonably be expected to, individually or in the aggregate, materially impair the ability of the Company to timely perform its obligations under this Agreement or other instruments or agreements contemplated hereunder to which it is a party or timely consummate the transactions contemplated hereby or thereby, or (d) that relates to the ownership of any Company Stock, Company Option, Company RSU, Company Warrant or other securities of any Company Group, or right to receive consideration as a result of this Agreement.  To the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding against any member of the Company Group.  There has not been, nor is there currently, any Order or Legal Proceeding initiated by the Company or any member of the Company Group and pending against any other Person.

(b)Except as set forth in Section 3.12(b) of the Disclosure Schedule, no member of the Company Group has entered into any settlement with, or is or has been subject to any judgment, Order or decree of, any Governmental Authority.

3.13Compliance with Laws.

(a)Each member of the Company Group is, and has been at all times, and has operated its business and maintained its assets and properties, in compliance, in all material respects, with all applicable Laws.  To the Knowledge of the Company, neither the Company nor any member of the Company Group is or was under investigation with respect to the violation of any Laws.  No notice has been received by the Company or any member of the Company Group alleging a violation of or Liability or potential responsibility under any such Law, which is pending or remains unresolved. No event has occurred, and no condition or circumstance exists, that will or could reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by any member of the Company Group of, or a failure on the part of any member of the Company Group to comply with or failure of its business and operations to be otherwise in compliance, in all material respects with any applicable Laws.

(b)Each member of the Company Group has at all times since January 1, 2018 been in compliance, in all material respects, with all applicable Laws of any jurisdiction in which the Company or its Subsidiary operates related to export controls, economic sanctions, trade embargoes, boycotts, imports and stipulations governing supply chain security programs, including regulations administered by the Treasury Department’s Office of Foreign Assets Control, the U.S. Department of Commerce’s Bureau of Industry and Security, and the U.S. Department of State’s Directorate of Defense Trade Controls. Neither the Company nor any of its Subsidiaries has distributed and activated any Company Products to or has any obligations to, or has or had any business with, any third party located in Iran, North Korea, Sudan, Lebanon or Syria or other parties listed on any applicable sanctions list.

(c)Neither member of the Company Group nor any officer, director, manager, employee, affiliate or to the Knowledge of the Company, any agent having authority to act on behalf thereof, has during the time engaged by the Company Group and/or while acting on behalf of the Company Group and for its benefit, directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company Group’s business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of any anti-corruption Laws including the Foreign Corrupt Practices Act of 1977 (“FCPA”) and the United Kingdom Bribery Act of 2010 (“UKB”); (iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (A) favorable treatment in securing business or (B) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above. Neither the Company nor any of its Subsidiaries have conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption Laws, including the FCPA and UKBA.

3.14Environmental Matters.  Each member of the Company Group is and  always was, in compliance in all material respects with all Environmental Laws.  No member of the Company Group has received any written notice or claim regarding any violation of, or any Liability under, any Environmental Law with respect to the operations, properties or facilities of the Company Group, the subject of which could reasonably be expected to result in any member of the Company Group incurring material Liabilities or investigatory, corrective or material remedial obligations pursuant to Environmental Laws.  No member of the Company Group has released any hazardous or toxic substance in violation of any Environmental Laws or in a manner that could reasonably be expected to give rise to any Liability.

3.15Tax Matters.

(a)Except as set forth in Section 3.15(a) of the Disclosure Schedule, each member of the Company Group has timely filed (taking into account any extensions of time for filing) all income and other material Tax Returns required to be filed by it, all such Tax Returns are true, complete and accurate in all material respects and all Taxes due and owing by each member of the Company Group (whether or not shown on any Tax Returns) have been timely paid.  The Company Group has made available to Purchaser copies of all income and other material Tax Returns filed with respect to the Company Group for taxable periods ended on or after December 31, 2018 and all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such taxable periods.

(b)Each member of the Company Group is in compliance with all applicable information reporting and withholding requirements under all applicable Tax Laws.

(c)The unpaid Taxes of the Company Group did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).  Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)Except as set forth in Section 3.15(d) of the Disclosure Schedule:

(i)no member of the Company Group has waived any statute of limitations or consented to extend the time in which any Tax may be assessed or collected by any taxing authority,

which extension is in effect as of the date hereof, nor has any taxing authority made such a request in writing for any such extension or waiver;

(ii)no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date other than automatic extensions taken in accordance with past practice, including U.S. federal and state tax extensions;

(iii)no deficiencies for Taxes with respect to any member of the Company Group has been claimed, proposed or assessed in writing by any taxing authority, and there is no action, suit, taxing authority proceeding, audit now in progress or, to the Knowledge of the Company, threatened against or with respect to any member of the Company Group with respect to any Tax;

(iv)there are no Liens for Taxes upon any property or asset of the Company (other than Permitted Liens);

(v)each member of the Company Group has properly collected and remitted sales and similar Taxes with respect to sales made to customers;

(vi)no member of the Company Group (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group of which such entity or the Company is or was the common parent) or (B) has any Liability for Taxes of any Person (other than any member of the Company Group) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or as a transferee or successor, by contract, or otherwise by operation of Law;

(vii)no member of the Company Group is, or has been, a party to or bound by any Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement, except to the extent (A) such agreement was entered into in the ordinary course of business the principle purpose of which is unrelated to Taxes, or (B) such agreement is solely with other members of the Company Group;

(viii)no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S.  Law) has been entered into by or with respect to any member of the Company Group;

(ix)within the past three years, no member of the Company Group has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

(x)no member of the Company Group has engaged in any “listed transaction” under Treasury Regulation Section 1.6011-4(b)(2);

(xi)no member of the Company Group will be required to include material amounts in income, or exclude material items of deduction, in a taxable period beginning after the Closing

Date which was realized (or reflects economic income or items of expense arising) prior to the Closing  as a result of (A) Section 481 of the Code (or any similar provision of state, local or non-U.S.  Law) as a result of a change in method of accounting occurring prior to the Closing, (B) an installment sale or open transaction disposition made prior to the Closing or (C) a prepaid amount received outside the ordinary course of business prior to the Closing;

(xii)no member of the Company Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xiii)the Company Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code;

(xiv)no member of the Company Group has requested a private letter ruling from the IRS or comparable rulings from any other governmental authority;

(xv)No member of the Company Group is a “controlled foreign corporation” as defined in Section 957(a) of the Code or has ever been a “passive foreign investment company” as defined in Section 1297 of the Code. The Company will not be required to include any material amount as income under Section 951 of the Code with respect to amounts received or accrued on or prior to the Closing Date, determined as if  the taxable year of the applicable member of the Company Group ended at the end of the day on the Closing Date. As of the Closing, no non-U.S. member of the Company Group will hold any assets that constitute ”United States property” within the meaning of Section 956 of the Code. No member of the Company Group has transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No member of the Company Group is subject to any gain recognition agreement under Section 367 of the Code.  No member of the Company Group has filed any election under Section 965(h) of the Code. For U.S. federal, state and local income Tax purposes, each member of the Company Group has at all times since its inception had the tax classification specified on Section 3.15(d)(xv) of the Disclosure Schedule;

(xvi)no Subsidiary of the Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a);

(xvii)each member of the Company Group has provided or made available to Purchaser all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or Order of a territorial or non-U.S. government;

(xviii)no member of the Company Group: (A) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction other than its place of incorporation or formation or (B) is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a source of income in that jurisdiction. The members of the Company Group are, and have been at all relevant times, in substantial compliance with all applicable transfer pricing Laws and regulations;

(xix)no written claim has ever been made by any taxing authority in a jurisdiction where a member of the Company Group does not file Tax returns that it is or may be subject to taxation by that jurisdiction. The Company is a resident for tax purposes in its jurisdiction of incorporation only. There are no circumstances or any reason why the Company would be considered as tax resident in any jurisdiction other than in its jurisdiction of incorporation;

(xx)no member of the Company Group has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any corresponding provision of state, local or non-U.S. Tax law);

(xxi)all intercompany transactions and transactions with related parties were performed based on arm's-length principles in accordance with transfer pricing rules in the respective countries;

(xxii)all applicable transfer pricing documentation (under Section 482 of the Code and any other applicable federal, state, local or foreign Laws and regulations) is in place and has been properly maintained;

(xxiii)no member of the Company Group has any material liability for payment of any amounts as a result of the application of any escheat or unclaimed property laws.

(xxiv)as of the date of this Agreement, to the Knowledge of the Company, no member of the Company Group is subject to digital service tax, VAT on digital services and similar taxes in any jurisdiction where it is not registered;

(xxv)except for instances that would not individually or in the aggregate be material, each member of the Company Group has complied in all respects with all applicable Laws relating to the payment and withholding of Taxes from payments made or imputed to any employee, independent contractor, creditor, stockholders of members of the Company Group or other Person and have duly and timely withheld and paid over (or accrued with respect to amounts not yet payable) to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws.

(xxvi)no member of the Company Group has deferred any payroll Taxes pursuant to the provisions of the CARES Act or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act.

(xxvii)Nothing in this Section 3.15 shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, deductions, Tax credits, Tax basis or other Tax asset or attribute of the Company Group in any Tax period (or portion thereof) beginning after the Closing Date, unless specifically taken into account as a current asset in the calculation of the Net Working Capital.  Nothing in this Section 3.15 shall be construed as a representation or warranty with respect to Chinese Indirect Transfer Taxes (as defined in Section 6.3(f) of the Disclosure Schedule).

3.16Employees.

(a)Section 3.16(a) of the Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of the employee identification numbers, current annual salary rates or current hourly wage rates, as applicable, employer, on-target bonus or commission opportunities, as applicable, hire dates, accrued vacation and paid-time-off balances, principal work locations, leave status, and part-time, full-time, temporary or seasonal status of all Company employees as of the date of this Agreement and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position and whether such Company employees are represented by a union.

(b)As of the date of this Agreement, each member of the Company Group is in material compliance in all respects with all applicable Laws relating to the employment of labor, relating to the terms and conditions of employees, employment practices, discrimination, sexual harassment, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, wages, hours, social benefits contributions, fringe benefits, employee benefits, incentives, severance pay, collective bargaining, civil rights, immigration, workers’ compensation and the collection and payment of withholding or social security taxes and any similar tax.

(c)Each member of the Company Group has properly classified all of their service providers as employees or independent contractors and as exempt or non-exempt for all purposes.

(d)As of the date of this Agreement, there are no claims, actions, suits, audits, inquiries, proceedings, administrative charges or court complaints pending or, to the Knowledge of the Company, threatened against any member of the Company Group before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

(e)No individual who has performed services for any member of the Company Group has been improperly excluded from participation in any employee benefit plans.

(f)No member of the Company Group has experienced any union organization attempts, labor disputes or material work stoppage or material slowdowns due to labor disagreements. As of the date of this Agreement, there is no labor strike, material dispute, work stoppage or slowdown pending or, to the Knowledge of the Company, threatened against the Company Group.  No allegations of sexual or other unlawful harassment or discrimination have been made related to any current or former employee, independent contractor or director of any member of the Company Group.

(g)No member of the Company Group is a party to any labor, collective bargaining or union agreement and no employee of the Company Group is represented by any labor organization. No member of the Company Group has implemented any employee layoffs that could implicate the WARN Act and the Company Group has complied with the WARN Act.

3.17Employee Benefit Plans.

(a)Section 3.17(a) of the Disclosure Schedule includes a true and correct list of all material Employee Plans, as of the date of this Agreement.  An “Employee Plan” means any plan, policy, program or group arrangement that is sponsored, maintained or contributed to by any member of the Company Group or any agreement with respect to which any member of the Company Group is a party, in each case, for the benefit of any current or former employee, independent contractor or director of any member of the Company Group or their dependents or beneficiaries and with respect to which any member of the Company Group has any direct or indirect, present or future, actual or contingent liability (i) that is a qualified defined contribution or defined benefit plan that is an employee pension benefits plan (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) other than a Multiemployer Plan (as defined below) (an “Employee Pension Plan”); (ii) that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) (an “Employee Welfare Plan”); (iii) that is an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) or (iv) that provides any other retirement, supplemental retirement, deferred compensation employment (other than employment agreements that provide for at-will employment and the termination of which will not trigger any payments or benefits except as required by law), bonus, incentive compensation, commission,, stock purchase, employee stock ownership, severance, change in control, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefits whether or not subject to ERISA, whether formal or informal, oral or written (the plans, policies, programs, group arrangements or agreement contemplated by clauses (iii) and (iv), the “Other Plans”). Except as set forth in Section 3.17(a) of the Disclosure Schedule, the Company Group does not participate in, contribute to, or have any obligation with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”).  No member of the Company Group maintains or has any obligation to contribute to any funded or unfunded Employee Pension Plan, Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or similar Laws.

(b)With respect to each Employee Plan other than a Multiemployer Plan, the Company Group has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) for the three most recent plan years, (A) the IRS Form 5500 and all schedules thereto or other annual report, (B) audited financial statements and (C)

actuarial or other valuation reports; (iii) the most recent summary plan descriptions and other material communications to employees regarding the Employee Plans and (iv) written summaries of all non-written Employee Plans.

(c)Except as set forth in Section 3.17(c) of the Disclosure Schedule, neither the Company Group nor any of their respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any Liability in respect of, (i) an Employee Pension Plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any (i) Multiemployer Plan, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA).

(d)There are no pending or, to the Knowledge of the Company, threatened claims, actions, suits, audits, inquiries or proceedings (other than routine claims for benefits) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans and to the Knowledge of the Company, no factors or circumstances exist that could reasonably be expected to give rise to any such claims, actions, suits, audits, inquiries or proceedings. None of the Employee Plans are under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority or agency.  To the Company’s Knowledge, no event has occurred, and no condition exists, that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other Laws.

(e)Except as set forth in Section 3.17(e) of the Disclosure Schedule, the Employee Plans have been established, maintained and administered in all material respects in accordance with their terms and the applicable Laws, including, but not limited to the requirements of ERISA and the Code.

(f)Except as set forth on Section 3.17(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of any member of the Company Group or under any Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of any member of the Company Group or under any Employee Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of any member of the Company Group or under any Employee Plan.1

(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under

[1]

Note to Meitar: The 280G analysis will be completed between sign and close. The Board will approve the solicitation of the stockholder vote at signing for 280G Parachute Payment approval, as applicable.

Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.2

(h)There is no Contract by which the Company is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code or Section 409A of the Code.

(i)Each Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without material liability to any of the Company Group or Purchaser (other than ordinary administration expenses or Liabilities in accordance with applicable Law).

(j)With respect to any nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code), such plan has materially complied and continues to materially comply in form and operation with Section 409A of the Code and the guidance issued thereunder.

3.18Affiliate Transactions. Except for (a) advances to employees, officers and directors for expenses incurred in the ordinary course of business, (b) equity, option or employment agreements with any employee, officer or consultant of any member of the Company Group disclosed herein, (c) any benefits under any Employee Plan disclosed herein and (d) any inter-company agreements among the Company and/or any of its Subsidiaries, no officer, director, stockholder or , to the Knowledge of the Company, Affiliate of the Company and employee or any spouse, sibling or parent of the foregoing, (i) is a party to any Contract, commitment or transaction with any member of the Company Group or has any material interest in any material property used by any member of the Company Group, (ii) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, nor has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, such Person (other than payments due to such Persons in the Ordinary Course of Business in their capacity as employees or consultants of the Company), (iii) is involved in any business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral), (iv) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries.

3.19Insurance.  Section 3.19 of the Disclosure Schedule sets forth a complete list of each insurance policy or other arrangement (including self-insurance and interests in insurance pools and programs) to which any member of the Company Group is a party, a named insured or otherwise the beneficiary of coverage (the “Policies”).  All of such Policies are valid, binding and enforceable and in full force and effect and none of the Company nor any of the Company’s Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach or default with respect to its obligations under such Policies (including with respect to payment of premiums) or has received any notification of cancellation of any such Policies. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders, and there are no pending claims by any member of the Company Group to which the insurers have denied coverage or otherwise reserved rights.  No member of the Company Group has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance. The Company has made available to Purchaser a true and complete copy of the claims history for each Policy.  No written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Policy has been received by the Sellers or any member of the Company Group.

3.20Advertisers, Publishers and Suppliers. Section 3.20 of the Disclosure sets forth the top ten (10) purchasers of advertising using the Company Products (each, a “Material Advertiser”), based on the dollar amount of consolidated revenues earned by the Company Group and the revenues generated from such advertisers for the twelve-month period ended 2020.  Section 3.20 of the Disclosure Schedule further sets forth the top ten (10) sellers or publishers advertising using the Company Products (each, a “Material Publisher”), based on the dollar amount of consolidated revenues earned by the Company Group and the revenues generated from such publishers for the twelve-month period ended 2020. Section 3.20 further sets forth the top five vendors, suppliers, service providers and other similar business relations of the Company Group (each, a “Material Supplier”), based on the dollar amount of consolidated expenses accrued by the Company Group and the expenses generated from such suppliers for the twelve-month period ended 2020. As of the date of this Agreement, no Material Advertiser, Material Publisher, or Material Supplier has given any member of the Company Group or any of their respective Affiliates or representatives, written notice that it intends to stop or materially alter its business relationship with the Company Group (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months decreased materially, or threatened to decrease or limit materially, its supply of services or products to, or purchase of products or services from the Company Group.  To the Companies’ Knowledge, as of the date of this Agreement, (i) no Material Advertiser, Material Publisher, or Material Supplier intends to cancel or otherwise substantially modify its relationship with the Company Group or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company Group and (ii) no Material Advertiser, Material Publisher or Material Supplier has advised the Company Group of any material problem or dispute therewith.

3.21Finders and Broker. Except as set forth in Section 3.21 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Company or its Affiliates.

3.22Representations Complete. To the Company’s Knowledge, none of the representations or warranties made by the Company (as modified or qualified by the Disclosure Schedule) herein, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant hereto, contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

REGARDING OF PURCHASER AND MERGER SUB

Each of Purchaser and Merger Sub, severally and not jointly, with respect to itself only, hereby represents and warrants to the Company as follows:

4.1Organization and Standing. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to conduct its business as heretofore conducted.

4.2Authority; Non-contravention.

(a)Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are parties and to consummate the Merger and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which they are parties and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Sub. This Agreement and the other Transaction Documents to which they are parties, when executed and delivered, will be duly executed and delivered by each of Purchaser and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)The execution and delivery by Purchaser and Merger Sub of this Agreement and the other Transaction Documents to which they are parties do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles of association or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Purchaser and Merger Sub, in each case as amended to date, or (ii) any applicable Law.

(c)Except for the filing of the Merger Certificate and filings required under the HSR Act and the other applicable Antitrust Laws set forth in Section 3.5(b) of the Disclosure Schedule, no consent, approval, waiver, order or authorization of, or registration, notice to, declaration or filing with, any Governmental Authority is required by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents to which they are parties or the consummation of the transactions contemplated hereby and thereby that would reasonably be expected to adversely affect the ability of Purchaser or Merger Sub to consummate the Merger or any of the other transactions contemplated hereby.

4.3Cash Resources. Purchaser has access to, and as of the Effective Time will have on hand, sufficient cash resources to pay the Merger Consideration pursuant to this Agreement.

4.4No Prior Merger Sub Operations. Merger Sub was formed on October 4, 2021 solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.5Legal Proceedings. There is no Action pending against Purchaser or Merger Sub and no such Action has been threated against Purchaser or Merger Sub, and Purchaser and Merger Sub are not subject to any Governmental Order, in each case that would be material to their ability to consummate the Merger in accordance with the terms hereof.

4.6Finders and Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Purchaser or its Affiliates.

4.7No Substantial Government Ownership Interest.  Purchaser represents that no national or subnational government of a single foreign state has a “substantial interest” in Purchaser or Parent within the meaning of the UK Data Protection Act 2018.

4.8No other Representations and Warranties.

(a)Except for the representations and warranties contained in Article 3 (including, and subject to, the Disclosure Schedules), each of Purchaser and Merger Sub acknowledges that (i) neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, agents or representatives, nor any other Person, made or shall be deemed to have made and (ii) each of Purchaser and Merger Sub has not relied on, any other representation or warranty to Purchaser or Merger Sub or any of their respective stockholders, directors, officers, employees, agents or representatives, express or implied, at Law or in equity, regarding the Company or the subject matter of this Agreement.  Any claims Purchaser or Merger Sub may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company expressly set forth in Article 3 of this Agreement (including, and subject to, the Disclosure Schedules).

(b)In connection with the due diligence investigation of the Company by Purchaser and its Affiliates, Purchaser and its Affiliates have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders and representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information and information regarding the development of the Company Owned Intellectual Property, regarding the

Company and its businesses and operations. Purchaser hereby acknowledges that although Company represented such information has been prepared in good faith by the Company and its representatives, there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and development information, and that except in case of Fraud and except to the extent form part of the representations and warranties expressly set forth in Article 3 of this Agreement (including, and subject to, the related portions of the Disclosure Schedules), Purchaser will have no claim against any of the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect thereto, including as to the accuracy or completeness of any such information provided. Accordingly, Purchaser hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 of this Agreement (including, and subject to, the related portions of the Disclosure Schedules), neither the Company, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or development information.

ARTICLE 5

COVENANTS PRIOR TO CLOSING

5.1Affirmative Covenants.  From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 8, except (i) as otherwise expressly provided in this Agreement, (ii) as required by applicable Law, including the Antitrust Laws, (iii) any COVID-19 Measures as required and prescribed by Applicable Laws or (iv) with the prior written consent of Purchaser (which shall not be unreasonably withheld, delayed or conditioned), the Company shall and shall cause each other member of the Company Group to

(a)conduct its business in the ordinary course of business consistent with past practices and not enter into any transaction or take any action, the consummation of which or taking thereof may reasonably be expected to impede, interfere with, prevent or materially delay the Merger; and

(b)use its commercially reasonable efforts to preserve, in all material respects, (i) intact the present business operations, organization and goodwill of the Company Group and to keep available the services of the Company and its Subsidiaries’ current officers and employees, and (ii) the present relationships with Persons having business dealings with the Company Group (including customers, suppliers, publishers, advertisers and developers).

5.2Negative Covenants.  From the date hereof until the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article 8, except (i) as otherwise expressly provided in this Agreement, (ii) as set forth on Schedule 5.2 of the Disclosure Schedule, (iii) as required by applicable Law, (iii) as required to comply with any COVID-19 Measures prescribed by Applicable Laws or (iv) with the prior written consent of Purchaser (which shall not be unreasonably withheld, delayed or conditioned), the Company shall not and shall cause each other member of the Company Group not to:

(a)Cause or permit any amendments to the Company Charter and Bylaws or equivalent organizational or governing documents;

(b)transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company Group (except for Company Stock to be issued upon the exercise or settlement of Company Options and Company RSUs that are outstanding as of immediately prior to the Effective Time) or grant options, RSUs, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company other than in the ordinary course consistent with past practice for purposes of new hires of employees or service providers that is permitted hereunder (and which in any event will not exceed 0.5% of the Company Capital Stock immediately prior to the Closing);

(c)(i) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amend the terms of any outstanding securities or the underlying agreements related thereto of the Company; (ii) dissolve or liquidate a member of the Company Group; (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or other property whether or not in respect of its capital stock; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Company (other than forfeiture to the Company of any unvested shares of capital stock upon termination of employment);

(d)spend or commit to any new capital expenditures (other than capital expenditures already reserved pursuant to the budget for the current fiscal year, on an annual basis) in excess of $500,000, whether individually or in the aggregate;

(e)sell, lease, assign, license, divest or dispose of or transfer any of its material assets or any portion thereof, or mortgage, surrender, encumber, pledge or subject any of the foregoing to any Lien, except for Permitted Liens;

(f)enter into any joint venture, strategic allegiance, exclusive dealing, noncompetition or similar Contract or arrangement;

(g)sell, license, sublicense, covenant not to assert, assign, transfer or otherwise dispose of any Company Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), or disclose any trade secrets, know-how, or confidential proprietary information of the Company or any Company Group to any Person (other than in the ordinary course of business to a Person bound by adequate confidentiality obligations);

(h)except as otherwise required by any existing Employee Plan or applicable Law, or as otherwise disclosed in the Disclosure Schedule, (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (iii) enter into, amend or terminate any Employee Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Plan; or (v) grant any equity or equity-based compensation awards;

(i)hire any additional officers or other employees or other service providers (except for hiring in the ordinary course of business of any non-executive individuals with annual base compensation not exceeding $300,000), (ii) terminate the employment (other than for cause or terminations of non-management employees in the ordinary course of business), change the title, office or position, or reduce the responsibilities of any officers or other employees of a Company Group, (iii) amend or extend the term of any employment agreement with any officer or employee, or (iv) enter into any Contract with a labor union or collective bargaining agreement;

(j)make, change or revoke any Tax election, settle or compromise any Tax Liability, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, affirmatively surrender any claim for a refund of Taxes, file any amended Tax Return, enter into any closing agreement with a Governmental Authority relating to Taxes, or obtain or request any Tax ruling from a Governmental Authority;

(k)make any loans, advances (other than advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other Person;

(l)create ((including by increasing the draw down on any existing credit facility), incur, assume, suffer to exist or otherwise guarantee or be liable with respect to any Indebtedness;

(m)make any changes to accounting principles or practices (including any practices and policies with respect to cash management, collection of accounts receivable, establishment of reserves for uncollectible accounts, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue; provision of discounts or credits to customers) or revaluing any of the assets of the Company Group including writing down or writing off notes or accounts receivable, in each case other than as may be expressly required by GAAP consistent with past practices and as concluded with its independent accountants;

(n)acquire (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) any interest in any Person;

(o)materially amend, modify, elect not to renew or terminate any Material Contract or enter into any Contract that if entered into prior to the date hereof would have been a Material Contract, except that if any action under this clause would fall within the other clauses of this Section 5.2 then subject to the exclusions stated therein;

(p)commence or threaten to commence a Legal Proceeding other than for the routine collection of bills, or waive, settle or agree to settle any pending or threatened Legal Proceeding;

(q)(i)  fail to maintain in full force and effect in all material respects or fail to replace or renew, any insurance policy or policies substantially similar thereto, or (ii) act or fail to act in a way that would cause any coverage under any insurance policy to lapse; or

(r)agree or commit, or resolve, authorize or approve, whether in writing or otherwise, to do any of the foregoing.

5.3Non Solicitation.

(a)Between the date hereof and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i)solicit, initiate or knowingly encourage any inquiry, expression of interest, proposal or offer from any Person (other than Purchaser and its Representatives) relating to an Acquisition Proposal;

(ii)enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions), discussions or negotiations with any Person regarding any Acquisition Proposal;

(iii)provide any non-public information or data concerning the Company Group, or afford access to any personnel of the Company or any of its Subsidiaries, to any Person in connection with any Acquisition Proposal;

(iv)agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal;

(v)enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal;

(vi)submit any Acquisition Proposal to the vote of any Company Securityholders; or

(vii)otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b)The Company shall, and the Company shall cause its Subsidiaries and Representatives to immediately cease and cause to be terminated any activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal (including by terminating access to any data rooms, electronic or otherwise, previously provided to any Persons and requesting that any such Person granted access to return or destroy confidential information of the Company Group previously provided thereto), and shall promptly (and within not more than 24 hours) notify and provide Purchaser with: (x) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal that is received by the Company or by any Representative of the Company from any Person, including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received (the “Interested Party”) and the material terms and conditions thereof; and (y) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Interested Party or any of its Representatives to the Company or any Representative of the Company or transmitted by or on behalf of the Company to the Interested Party or any of its Representatives.

(c)Nothing in Sections 5.1 through 5.3  is intended to or shall cause the Purchaser to directly or indirectly control the Company or any of its Subsidiaries in violation of the HSR Act or other Antitrust Laws.

5.4Reasonable Best Efforts. To the extent consistent with the rights of the parties hereto to terminate the Agreement as set forth in Section 8.1(g) and Section 8.1(f), each party hereto shall, on or prior to the Closing, use its respective reasonable best efforts to take all actions necessary, proper or advisable to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are required, appropriate or desirable for the consummation of the transactions contemplated hereby in the most expeditious manner practicable.

5.5Regulatory Approvals.  Without limiting the generality of Section 5.4:

(a)Subject to the terms and conditions of this Agreement, Purchaser and the Company shall, and shall cause their respective Affiliates to, use its reasonable best efforts to (i) file a Notification and Report Form pursuant to the HSR Act, and the other applicable Antitrust Laws set forth in Section 3.5(b) of the Disclosure Schedule,  with respect to the transactions contemplated hereby as soon as reasonably practicable following the date hereof, but no later than five (5) Business Days after the date hereof; (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested or required pursuant to any Antitrust Laws, including the HSR Act; and (iii) request early termination of the initial waiting period under the HSR Act or other applicable Antitrust Laws, and otherwise cause the expiration or termination of the applicable waiting periods under the HSR Act or other applicable Antitrust Laws as soon as practicable; provided, however, each of the parties hereto shall be solely responsible for and shall bear all of its own other costs and expenses incident to its obligations under and in respect of this Section 5.5 (including the fees and expenses of legal counsel or other Representatives and consultants), except that all filing fees in connection with any filings made pursuant to the HSR Act and any other applicable Antitrust Laws shall be borne solely by Purchaser.

(b)In connection with the efforts referenced in Section 5.4 and this Section 5.5 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the

HSR Act, any other applicable Antitrust Laws, or any other Law, each of the parties shall use reasonable best efforts to (i) cooperate with each other, and furnish to the other such necessary information and reasonable assistance as the other may request, in connection with any filing or submission and in connection with any investigation or other inquiry regarding any of the transactions contemplated thereby; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, including, to the extent permitted by Law, to give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, regarding any of the transactions contemplated hereby; and (iii) to the extent permitted by Law, furnish the other party with a copy of such communication and consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party. To the extent permitted by applicable Law and except as may be prohibited by any Governmental Authority, the parties hereto (other than the Representative) shall (i) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority relating to the transactions contemplated by this Agreement; (ii) not participate in any substantive meeting or conference, or have any substantive communication with, any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein; (iii) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby; provided that such material (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to remove legally privileged content or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Purchaser shall consult with the Company with respect to the appropriate strategy relating to the HSR Act and any other applicable Antitrust Laws, and consider the Company’s views in good faith; provided, however, in the event of a disagreement, Purchaser shall, on behalf of the parties, control and lead all substantive communications and make the final determination as to the appropriate strategy relating to the HSR Act and any other applicable Antitrust Laws (and, for avoidance of doubt, such determination may include a pull and refile of any filing or notification, or an agreement to toll or extend any applicable waiting period (such pull and refile, or agreement to toll or extend, an “Extension”), and agreement with any Governmental Authority not to consummate the transactions contemplated hereby for any period of time (but subject to the Termination Date)). The foregoing obligations in this Section 5.5(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

(c)Without limiting the generality of the foregoing, the parties agree to cooperate reasonably with one another and to take all advisable actions and steps to cause the prompt expiration or termination of any applicable waiting period and to resolve any inquiry, investigation, or objections, if any, by any Governmental Authority in any jurisdiction for which consents, Governmental Licenses, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the transactions contemplated hereby, so as to obtain such consents, Governmental Licenses, authorizations, waivers, clearances, approvals and expirations or terminations of the waiting period.  Nothing herein shall require Purchaser or Merger Sub to pursue or respond to a Request for Additional Information and Documentary Material under the HSR Act or any equivalent request under other applicable Antitrust Laws (unless Purchaser does not exercise its Termination Right defined below). Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Purchaser or Merger Sub be required to, and the Company shall not, without Purchaser’s prior written consent, (A) sell, license, divest or dispose of or hold separate any entities, assets or businesses of Purchaser, the Company or their respective Affiliates or Subsidiaries, (B) terminate, amend or assign existing relationships or contractual rights or obligations of Purchaser, the Company or their respective Affiliates or Subsidiaries, (C) change or modify any course of conduct regarding future operations of Purchaser, the Company or their respective Affiliates or Subsidiaries, (D) otherwise take actions that would limit in any manner the freedom of action of Purchaser, the Company or their respective Affiliates or Subsidiaries with respect to, or their ability to retain, one or more of their respective businesses, assets or rights or interests therein, (E) commence, participate in or contest any litigation, suit, claim, action, investigation or proceeding related to such matters contemplated by this Section 5.5(c), or otherwise challenging or seeking to restrain, prohibit or place conditions on the consummation of the transactions contemplated hereby or the ownership of the Company, or enter into any settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person in connection with the transactions contemplated hereby, or (F) commit to take any such actions in the foregoing clauses (A) through (E) (each a “Regulatory Condition”).  Nothing in this Agreement shall require any party hereto to take or agree to take, or cause to be taken, any action with respect to its assets, business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

5.6Consents.  Subject to the terms and conditions of this Agreement, each party hereto shall, and shall cause its Representatives to cooperate with each other in any reasonable manner and to use its reasonable best efforts to make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated hereby and to obtain each consent (if any) required to be obtained pursuant to any Contract by such party in connection with the transactions contemplated hereby.

5.7Access to Information. Except to the extent (i) restricted or otherwise prohibited by applicable Laws, (ii) subject to any attorney-client privileges, or (iii) access to a Contract to which the Company is a party or otherwise bound would give a third party the right to terminate or accelerate the rights under, such Contract, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Company shall afford Purchaser, Merger Sub and their Representatives, reasonable access upon reasonable notice and during business hours to (A) all of the Company’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Laws) of the Company as Purchaser and Merger Sub may reasonably request; provided, however, that no information disclosed or discovered pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that in no event shall the

Company be required under this Agreement to provide physical access to any physical or tangible properties or books and records of the Company during any “shelter-in-place” or similar COVID-19 Measures (including any work from home policy), and provided that “reasonable access” shall not be deemed to include in-person access in contravention of any such COVID-19 Measures.

5.8Notification of Certain Matters.  Between the date hereof and the earlier of the Closing and the termination of this Agreement, the Company shall give prompt written notice to Purchaser of (i) the occurrence or non-occurrence of any fact, event, circumstance or condition that has resulted or would reasonably be expected to result in the nonfulfillment of any of the conditions to Purchaser’s and Merger Sub’s obligations hereunder as set forth in Section 7.1 or Section 7.3, (ii) any material failure of such party to comply with or satisfy in a timely manner any covenant, condition or agreement to be complied with or satisfied by such party hereunder, (iii) any written notice from any Person alleging that the consent of such person is required in connection with any of the transactions contemplated under this Agreement, (iv) any Legal Proceedings initiated by or against any of the Company Group’s or any of their officers, directors, employees or stockholders in their capacity as such (and thereafter, notify Purchaser of ongoing material developments in any such litigation or proceeding and consult in good faith with Purchaser regarding the conduct of the defense thereof (without such consultation unreasonably delaying the course of action of the Company), and (v) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 5.8 shall not be deemed to (A) modify the representations, warranties, covenants or agreements hereunder of the Company or the Disclosure Schedule, or (B) cure, waive or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or failure to satisfy any condition set forth in Section 7.3.

5.9Distribution Spreadsheet. At least five (5) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Statement, the Company shall deliver a spreadsheet (the “Distribution Spreadsheet”) certified by the Chief Executive Officer of the Company, setting forth all of the following information (in addition to the other required data and information specified therein) in reasonable detail, as of the Closing Date and immediately prior to the Effective Time: (A) the Indebtedness, Excess Cash and Net Working Capital as of the Closing and the Transaction Expenses; (B) the Merger Consideration and Per Share Consideration; (C) the Indemnification Escrow Amount, Adjustment Escrow Amount and Expense Fund; (D) with respect to each Company Securityholder - the amount of the Merger Consideration payable thereto, the Pro Rata Share thereof (as a Company Securityholder and as an Indemnifying Party), and the applicable portion thereof in each of the Indemnification Escrow Amount, Adjustment Escrow Amount and Expense Fund; (E) for each Company Stockholder - the number, class and series of shares of Company Stock held by such Person and the corresponding certificate numbers of such shares; (F) for each holder of Company Options and Company RSUs and Company Warrants- the type of engagement (employee, director or consultant), the number, class and series of shares of Company Stock subject to the Company Options and Company RSUs, the grant or issue date thereof, the exercise price per share in effect for each Company Option and Company Warrant, the vesting schedule and vesting commencement date, acceleration terms and status of vesting as of the Closing, the tax route under which the Company Options and Company RSUs were granted and the applicable withholding tax rate. The information contained in the Distribution Spreadsheet is and shall be solely the responsibility of the

Indemnifying Parties; and the Purchaser and Merger Sub shall be entitled to rely exclusively on the allocation and calculations contained in the Distribution Spreadsheet in making payments under Article 2.

5.10R&W Insurance Policy.

(a)Unless obtained prior to signing of this Agreement, in connection with the transactions contemplated hereby, Purchaser (directly or through its Affiliates) shall obtain, and the Company shall, and shall cause each of the members of the Company Group to, reasonably cooperate with Purchaser prior to the Closing in order to obtain a purchaser-side representations and warranties insurance policy (the “R&W Insurance Policy”) to provide additional coverage for Purchaser with respect to Losses suffered or incurred from claims under this Agreement pursuant to Article 9 applicable to such Losses and claims.

(b)Unless bound prior to signing of this Agreement, Purchaser will bind the R&W Insurance Policy (which for the avoidance of doubt, will include a binder agreement with respect thereto), naming Purchaser or an Affiliate thereof as the “named insured”. The R&W Insurance Policy will contain no entitlement to subrogation rights of recovery against the Indemnifying Parties (other than in the case of Fraud).

(c)In connection with the R&W Insurance Policy, Purchaser covenants and agrees not to, and to ensure that its Affiliates, officers, managers, members, directors, agents, and representatives do not, take any action (or omit to take any action), the effect of which would, or would reasonably be expected to, amend, terminate, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim, suit, action or proceeding against the Company or any Indemnifying Party based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (other than in the case of Fraud). Purchaser will promptly deliver to the Company and the Stockholders’ Representative a copy of the R&W Insurance Policy upon it becoming issued and effective. The cost of obtaining the R&W Insurance Policy, including all premiums, any related brokers fees, and other reasonable and standard fees and expenses payable directly connected with obtaining the R&W Insurance Policy will be borne by the Company as a Transaction Expense.

5.11The Company will use its commercially reasonable efforts to obtain amendments to the employment agreements, in forms reasonably acceptable to Purchaser, by the employees listed on Schedule 5.11.

5.12Without derogating from the conditions set forth in Sections 7.3(e) and 7.3(i)(vi), prior to Closing, the Company will use its commercially reasonable efforts to obtain Support Agreements from holders of Company Warrants, Vested Options and Vested RSUs.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1Confidentiality; Public Disclosure.

(a)The parties hereto acknowledge that Purchaser and the Company have previously executed a non-disclosure agreement dated June 15, 2021 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that, it and its Representatives shall hold the terms of the Merger in strict confidence. As an amendment to the Confidentiality Agreement, from the Closing, Purchaser and its Affiliates (including the Company as the Surviving Corporation) are hereby released from any obligations thereunder. At no time shall any party disclose any of the terms of the Merger (including, but not limited to, the economic terms) or any non-public information about a party hereto (collectively, the “Transaction Confidential Information”) to any other Person without the prior written consent of the other party. Notwithstanding the foregoing, each party shall be permitted to disclose Transaction Confidential Information to its financial, tax, and legal advisors (each of whom is bound by substantially similar obligations of confidentiality), or otherwise as may be required by any Governmental Authority or pursuant to any applicable Laws (including stock exchange rules and regulations). With respect to the Stockholders’ Representative, the confidentiality provisions of this Section shall also apply to information relating to the Company, the Merger or this Agreement or the other Transaction Documents received by the Stockholders’ Representative before or after the Closing or relating to the period after the Closing.

(b)Neither party shall make any announcements issue any press release or other public statement relating to the terms of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, in any media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by applicable Laws (including stock exchange rules and regulations) or any Governmental Authority. Notwithstanding anything herein or in the Confidentiality Agreement, Purchaser and the Company shall mutually agree on the content of the initial press release or other public statement announcing the Merger. Thereafter, (i) Purchaser shall, to the extent at all reasonably practicable, consult with the Company before making, and give the Company a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law and (ii) the Company shall not issue any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby without the prior consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law (including stock exchange regulations). Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the Company may make full and fair disclosure regarding this Agreement, the Merger and the other transactions contemplated hereby in connection with the solicitation of the Requisite Majority, which disclosure shall be with the prior consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)This section shall survive the consummation, termination or expiration of this Agreement, the Merger and the transactions contemplated hereby.

6.2Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense (in the case of the

Stockholders’ Representative, on behalf of the Indemnifying Parties), except that the Transaction Expenses shall be reduced from the Merger Consideration and except that the fee owed to the R&W Insurer in case the Merger Agreement is terminated shall be allocated equally between Purchaser and the Company.

6.3Tax Matters.

(a)Tax Returns Filed Before the Effective Time.  The Company will cause to be prepared and timely filed all Tax Returns of the Company and each of its Subsidiaries required to be filed on or after the date of this Agreement and prior to or on the Effective Time (taking into account any validly obtained extensions of time to file).  Any such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless otherwise required by applicable Law), and any such income or other material Tax Returns shall be provided to Purchaser for review not later than twenty (20) days prior to the due date for filing (or, if such Tax Return is due within twenty (20) days of the date hereof, such shorter period of time as is reasonable). The Company will consider in good faith any reasonable comments to such Tax Returns timely provided by Purchaser.

(b)Filing of Pre-Closing Tax Returns After the Effective Time. After the Effective Time, Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed all Tax Returns of the Company and its Subsidiaries that relate to Pre-Closing Tax Periods that are required to be filed after the Effective Time. Purchaser shall deliver drafts of any such Tax Returns that could reasonably be expected to result in an indemnification obligation for the Indemnifying Parties hereunder, to the Stockholders’ Representative (subject to confidentiality obligations and provided that no information that may jeopardize any privileges) at least twenty (20) days prior to the due date (taking into account any extension) for the filing of such Tax Returns, shall consider in good faith any reasonable comments that the Stockholders’ Representative submits to Purchaser no less than five (5) days prior to the due date of such Tax Returns.

(c)Allocation of Taxes. With respect to Taxes of the Company or any Subsidiary relating to a taxable period beginning on or before the Closing Date and ending after the Closing Date (“Straddle Period”), in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books  (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Tax Period the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period. To the extent permitted under applicable Law, the deductible portion of Transaction Tax Deductions shall be accrued in the Pre-Closing Tax Period.

(d)Cooperation.  The Indemnifying Parties, the Stockholders’ Representative and Purchaser shall reasonably cooperate, and shall cause their respective Representatives and Affiliates reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful in connection with Taxes, Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(e)Tax Contests. Purchaser shall have the right to control any Tax audit, contest, assessment, notice of deficiency, amendment of any Tax Return filed by the Company prior to the Closing, voluntary disclosure actions, voluntary compliance, amnesty, self-correction or similar programs or other adjustment or proposed adjustment relating to Taxes with respect to the Company and any of its Subsidiaries (a “Tax Proceeding”). With respect to any such Tax Proceeding for a Pre-Closing Tax Period which, if adversely determined, could reasonably be expected to result in an indemnification obligation for the Indemnifying Parties hereunder, Purchaser shall keep the Stockholders’ Representative reasonably informed regarding the progress and substantive aspects of such Tax Proceeding, and shall not settle or compromise any such Tax Proceeding without the consent of the Stockholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed (and provided that if settled without such consent then, as between the Purchaser and Stockholders’ Representative on behalf of the Indemnifying Parties, the amount of such settlement shall not be determinative of the amount of Losses indemnifiable hereunder).  In the event of any conflict between this Section 6.3(e) and Section 9.5, this Section 6.3(e) shall control.

(f)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest and any capital gains Taxes on an indirect transfer of shares to a foreign Subsidiary) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne equally by the Indemnifying Parties, on the one hand, and Purchaser, on the other hand. The party required to file any Tax Return related to Transfer Taxes shall file such Tax Return and pay any Transfer Taxes arising thereunder. For the avoidance of doubt, fifty percent (50%) of the Transfer Taxes shall be borne by the Indemnifying Parties as Pre-Closing Taxes. Notwithstanding the foregoing, Transfer Taxes shall not include any of the Taxes set forth on Schedule 6.3(f), which Taxes shall be borne by the Person(s) and in the manner set forth on such Schedule 6.3(f).

(g)Tax Treatment. Purchaser makes no representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Merger or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby and thereby. Purchaser and the Company agree for all applicable Tax purposes that (i) the rights of the Company Stockholders to the Escrow Funds and amounts described in Section 6.3(h) shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of non-U.S., state or local Law, as appropriate and (ii) the Expense Fund shall be treated as having been received and voluntarily set aside by the Indemnifying Parties on the Closing Date, and any Tax withholding required with respect of an Indemnifying Party’s deemed receipt of its pro rata portion of the Expense Fund on the Closing Date shall be satisfied from such Indemnifying Party’s share of total merger consideration received at Closing and shall not reduce the amount of the Expense Fund.

(h)Refunds. The Indemnifying Parties shall, subject to the next sentence, be entitled to the amount of any Tax refund or credit for excess payments of Taxes of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period (to the extent such Taxes were (i) not included as an asset in the  calculation of the Net Working Capital, (ii) paid by the Company or its Subsidiaries prior to the Closing or by an Indemnifying Party after the Closing and (iii) which refund or credit is actually received by the Company and its Subsidiaries after the Closing), net of any cost to Purchaser and its Affiliates attributable to the obtaining and receipt of such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund or credit reduced the amount of Pre-Closing Taxes included in Indebtedness.  Purchaser’s obligation under this clause (h) shall only be an obligation to set off any amount to which the Indemnifying Parties are entitled pursuant to the prior sentence, if any, at the end of Escrow Period of the Special Escrow, against any amount of Losses owed to Purchaser out of the Special Escrow (if any), but Purchaser shall not be required to pay or otherwise make available such amount(s) to the Company Securityholders. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Company Securityholders agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Purchaser (and if not paid, Purchaser may utilize the Adjustment Escrow Amount and/or the Indemnification Escrow Amount to recover such amount). Notwithstanding anything to the contrary herein, the amount of any refund or credit payable by Purchaser pursuant to this Section 6.3(h) shall not exceed $200,000.

6.4Indemnification of Officers and Directors; Tail Insurances.

(a)If the Merger is consummated, then until the sixth anniversary of the Closing Date, Purchaser shall, or shall cause the Company to, fulfill and honor in all respects the obligations of the Company to the individuals who are or were directors and officers as of or prior to the Closing (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company Charter and Bylaws or other equivalent organizational or governing documents, as applicable as in effect on the date hereof including the indemnification agreements listed on Section 3.18 of the Disclosure Schedule, with respect to claims arising out of matters occurring at or prior to the Closing, whether asserted or claimed prior to, at or after Closing, to the fullest extent permitted by Law.

(b)The Company shall purchase prior to the Closing, for the benefit of the Company Indemnified Parties, a directors’ and officers’ “tail” or “run-off” insurance providing for such coverage as the Company may determine in its sole discretion prior to the Closing (which shall not fall from the insurance maintained by the Company as of the date hereof) for a period of six years following the Closing

(“Tail Insurance”); provided, however, that any costs and expenses related thereto shall be considered a Transaction Expense.

(c)Concurretly with the signing of this Agreement, the Company has renewed its professional indemnity, cyber and privacy liability insurance for a period of 12 months, increasing the coverage thereunder to $10 million for any one claim and in the aggregate with full limits prior acts coverage (except for previously reported matters). Such policy includes an optional “run off” or “tail”  endorsement for a period of six years; with the unused annual premium to be credited to the PI and Cyber Tail Insurance.  Prior to Closing, the Company shall purchase a professional indemnity, cyber and privacy liability “tail” or “run-off” insurance providing for such coverage per the offer received by the Company on October 11, 2021 by the Company's insurer(which shall not fall from the insurance maintained by the Company as of the date hereof at a $10 million for any one claim and in the aggregate with full limits prior acts coverage as mentioned above) for a period of six years following the Closing (“PI and Cyber Tail Insurance”); provided, however, that any costs and expenses related thereto shall be considered a Transaction Expense. Prior to the renewal of the policy, the Company shall undertake commercially reasonable efforts to comply with all conditions required by its insurance company in order to maintain Ransomware and Cyber Extorsion cover up to $5M million.

(d)The Company shall renew its EPL insurance policy by no later than the expiry date of its existing insurance. Prior to Closing, the Company shall purchase an EPL “tail” or “run-off” insurance providing for a not lower than its existing coverage for a period of three years following the Closing; provided, however, that any costs and expenses related thereto shall be considered a Transaction Expense.

6.5280G.  To the extent necessary to avoid the application of Section 280G of the Code, the Company shall (i) use commercially reasonable efforts to obtain waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) (such waived amounts, the “Waived 280G Benefits”) so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), submit the Waived 280G Benefits to the Company Stockholders for approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder.  As soon as practicable following the date hereof, and no later than eight (8) Business Days prior to the Closing Date, the Company shall provide Purchaser with the calculations and related documentation required to determine whether the vote described in this Section 6.5 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code, and prior to soliciting any waivers and approval, the Company shall provide drafts of such waivers, disclosure statements and approval materials to Purchaser for its reasonable review and comment and shall consider in good faith any comments provided by Purchaser and its counsel to same.  Not later than the Closing Date, the Company shall deliver to Purchaser evidence that a vote of the Company Stockholders was solicited in accordance with the foregoing and that the requisite number of votes of the Company Stockholders was obtained or not obtained with respect to the Waived 280G Benefits.

6.6Employee Covenants.

(a)For a period of one year following the Closing Date (the “Continuation Period”), Parent agrees to provide, or to cause one of its Affiliates (including, after the Closing, the Surviving Corporation) to provide each Continuing Employee with (i) a base salary or hourly wage rate and annual cash bonus opportunities that are substantially comparable in the aggregate, to the base salary or hourly wage rate and annual cash bonus opportunities provided to the Continuing Employee immediately prior to the Closing and (ii) employee benefits (excluding any change of control or equity- or transaction-based benefits) that are substantially comparable in the aggregate to the employee benefits (excluding any change of control or equity- or transaction-based benefits) provided to the Continuing Employee immediately prior to the Closing.  Nothing herein shall prevent Parent or any of its Affiliates from terminating the employment of any Continuing Employee during the Continuation Period in compliance with applicable Law.

(b)Following the Effective Time, Parent shall, subject to applicable Laws, use commercially reasonable efforts to give or cause an Affiliate or employee benefit plan to give, each Continuing Employee full credit for prior service with the Company for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate (the “Parent Plans”) to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Plan in which such Continuing Employee participated (but such service credit shall not be provided for benefit of accrual purposes, except for vacation/paid time off; provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, vesting in, or for the avoidance of doubt, for benefit accruals with respect to, any equity-based or long-term incentive compensation, retiree medical programs or other retiree welfare benefit programs or any defined benefit plan maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time. In no event shall anything contained in this Section 6.6(b) result in any duplication of benefits for the same period of service.  In addition, Parent shall use commercially reasonable efforts to cause the Parent Plans providing group health benefits to (i) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable Company Plan applicable to such Continuing Employee prior to the Effective Time and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c)The parties hereto acknowledge and agree that all provisions contained in this Section 6.6(c) with respect to employees of the Company Group are included for the sole benefit of the respective parties hereto.  Nothing herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment or service for any period, any particular term or condition of employment or service with the Company or Parent or any of its Affiliates or continued receipt of any specific employee benefit, or shall prevent Parent or any of its Affiliates from terminating the employment or service of any Continuing Employee at any time and for any reason, (ii) shall constitute an amendment to or termination, adoption or any other modification of any employee benefit plan, program, agreement or arrangement of the Company or Parent or their Affiliates or shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any Company Plan, Parent Plan or other particular employee benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees, or participants or any dependent or beneficiary thereof in any Company Plan) any right as a third party beneficiary of this Agreement.

(d)Immediately prior to the Closing, the Company shall increase its existing reserved pool under the Company Stock Plan (to the extent necessary) and grant Company RSUs at an aggregate fair market value of US$15,000,000 (as of the Closing), allocated to such employees and in such amounts as listed on Schedule 6.6(d)(i) hereof. For the avoidance of doubt, such Company RSUs shall be treated at Closing as Unvested RSUs. Immediately following the Closing, Parent shall grant a number of Parent RSUs under the Parent Equity Plan with a fair market value at such time equal to US$15,000,000, rounded down to the nearest whole share, allocated to such employees and in such amounts as listed on Schedule 6.6(d)(ii) hereof. The RSUs to be granted pursuant to this Section shall vest over a period of 4 years following the date of Closing, with 25% thereof being vested on the first anniversary of the Closing and the balance thereof being vested equally on a quarterly basis over the subsequent three years.

6.7Stockholders’ Representative.

(a)By voting in favor of the adoption of this Agreement, the approval of the Merger, and the participating in the Merger and receiving the benefits thereof, each Indemnifying Party shall be deemed to have irrevocably agree, constitute and appoint the Stockholders’ Representative (and by the execution of this Agreement as Stockholders’ Representative as of the date hereof, the Stockholders’ Representative hereby accepts such appointment) as the true, exclusive and lawful agent and attorney-in-fact of each of the Indemnifying Parties as of the Effective Time, for all purposes in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including in connection with claims and procedures under Section 2.5, claims for indemnification under Article 9 or in connection with the R&W Insurance Policy, and to agree to, negotiate, and enter into and execute settlements, adjustments and compromises of, and respond to or object to notices, demand arbitration and comply with orders of courts and awards of arbitrators with respect to, purchase price adjustments and indemnification claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of Stockholders’ Representative for the accomplishment of the foregoing, (ii) specifically mandated or permitted by the terms of this Agreement or the Stockholders’ Representative Engagement Agreement, (iii) or as may otherwise be needed in furtherance of the Stockholders’ Representative’s obligations under this Agreement and the other Transaction Documents. Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Indemnifying Parties, except as expressly provided herein, in the Escrow Agreement and in the Stockholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Purchaser, Merger Sub and their respective Affiliates (including without limitation, after the Effective Time, the Surviving Corporation) shall be entitled to exclusively rely on the appointment of the Stockholders’ Representative and treat such Stockholders’ Representative as the duly appointed attorney-in-fact of each Company Securityholder and as having the duties, power and authority provided for in this Section 6.7. By approving this Agreement, each Indemnifying Party agrees that all actions taken by the Stockholders’ Representative under this Agreement shall be binding upon such Indemnifying Party and its successors, as if such action was expressly confirmed and ratified in writing by such Indemnifying Party and all defenses which may be available to any Indemnifying Party to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Stockholders’ Representative Engagement Agreement are waived. This powers, immunities and rights to indemnification granted to the Stockholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Indemnification Escrow Fund.

(b)The initial Stockholders’ Representative may resign at any time upon not less than thirty (30) days’ prior written notice to Purchaser and the Indemnifying Parties. The Stockholders’ Representative may be removed by action of the Indemnifying Parties that are entitled to receive a majority of the Merger Consideration, with the prior written consent of the Purchaser. In the event of the resignation, removal, death, or incapacity of the Stockholders’ Representative, a successor Stockholders’ Representative shall thereafter be appointed by vote or written consent of Indemnifying Parties that are entitled to receive a majority of the Merger Consideration, and such appointment shall become effective only upon written notice by such Indemnifying Parties to Purchaser and its prior written consent. Any new or successor Stockholders’ Representative will assume all rights and obligations of the initial Stockholders’ Representative under this Agreement and the other Transaction Documents to which it is party. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(c)Certain Indemnifying Parties have entered into an engagement agreement in the form attached hereto as Exhibit H (the “Stockholders’ Representative Engagement Agreement”) with the Stockholders’ Representative to provide direction to the Stockholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Stockholders’ Representative Engagement Agreement (such Indemnifying Parties, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). As between the Stockholders’ Representative and the Indemnifying Parties, neither the Stockholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Representative Group”) will incur  liability of any kind with respect to any action or omission by the Stockholders’ Representative in connection with the its services pursuant to this Agreement, the Stockholders’ Representative Engagement Agreement and any Transaction Document, except in the event of liability directly resulting from the Stockholders’ Representative fraud, gross negligence or willful misconduct. Solely as between the Stockholders’ Representative and the Indemnifying Parties, the Stockholders’ Representative Group shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Parties shall indemnify, defend and hold harmless the Stockholders’ Representative Group from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and costs incurred in connection with seeking recovery from insurers) (collectively, “Stockholders’ Representative

Expenses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement, the Stockholders’ Representative Engagement Agreement and any Transaction Document, in each case as such Stockholders’ Representative Expense is suffered or incurred; provided, that in the event that any such Stockholders’ Representative Expense is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Indemnifying Parties the amount of such indemnified Stockholders’ Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative by the Indemnifying Parties, any such Stockholders’ Representative Expenses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund and (ii) the amounts in the Indemnification Escrow Amount, in each case at such time as remaining amounts thereof would otherwise be distributable to the Indemnifying Parties; provided, that, while this section allows the Stockholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Stockholders’ Representative Expenses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. The Indemnifying Parties acknowledge that in no event will the Stockholders’ Representative be required to advance, expend or risk its own funds on behalf of the Indemnifying Parties or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Stockholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby.  Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions, and by approving the appointment of the Stockholders’ Representative, each of Indemnifying Parties agrees and is deemed to undertake to cause the Stockholders’ Representative to have such sufficient funds, security and indemnities. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(d)Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Representative that is within the scope of the Stockholders’ Representative’s authority under Section 6.7 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Parties and shall be final, binding and conclusive upon each such Indemnifying Party; and each Indemnified Party shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Party. Purchaser, Merger Sub, the Surviving Corporation and the Indemnified Parties  hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent. The Stockholders’ Representative shall be entitled to: (i) rely upon the Distribution Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party.

ARTICLE 7

CONDITIONS TO CLOSING

7.1Conditions to the Obligations of Each Party.  The respective obligations of the Company, Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date (any of which may be waived only with the written mutual consent of Purchaser and the Company):

(a)The Stockholders Consent shall have been obtained.

(b)All required applicable waiting periods (or extensions thereof) relating to the Merger under the HSR Act and the other Antitrust Laws set forth in Section 3.5(b) of the Disclosure Schedule shall have expired or been terminated, and all other Governmental Approvals set forth on Section 3.5(b) of the Disclosure Schedule shall have been obtained, in each case, without imposition of any Regulatory Condition on Purchaser, Merger Sub, the Surviving Corporation or any of their Subsidiaries.

(c)no Law or Order shall have been enacted or entered into after the date hereof that would reasonably expected to prevent the consummation of the Merger, and no Law or Order whether temporary, preliminary or permanent) be promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Authority which prohibits or makes illegal the consummation of the Merger or any other transactions contemplated herein.

(d)All notices required under the FTC Consent Order shall have been delivered to the U.S. Federal Trade Commission.

7.2Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date (any of which may be waived by written consent of the Company):

(a)Each of the representations and warranties set forth in Article 4 shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications) as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties shall be true and correct in the same manner as of such specified date);

(b)Purchaser and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing;

(c)The following shall have been delivered to the Company:

(i)the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

(ii)the Paying Agent Agreement, duly executed by Purchaser and the Stockholders’ Representative and the Paying Agent; and

(iii)a certificate, duly executed by an officer of each of Purchaser and Merger Sub, in the form set forth as Exhibit I attached hereto and dated as of the Closing Date, stating that the applicable preconditions specified in Sections 7.2(a) and (b) have been satisfied.

7.3Conditions to Purchaser’s and Merger Sub’s Obligations.  The obligation of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions on or before the Closing Date (any of which may be waived by written consent of Purchaser and Merger Sub):

(a)(i) The Fundamental Representations shall have been true and correct in all respects (except for de minimis inaccuracies, but not in the Capitalization Table) as of the date hereof and shall be true and correct in all respects (except for de minimis inaccuracies, but not in the Capitalization Table) as of the Closing Date as though made on and as of the Closing Date (except, in each case, for those representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such specified date), and (ii) without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers or exceptions, all other representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except, in each case, for those representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such specified date);

(b)The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing Date;

(c)Since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d)There shall not be: (i) pending by or before any Governmental Authority or threatened in writing any Legal Proceeding that (A) seeks to frustrate, prevent or restrict the consummation of the Merger or the other transactions on their terms, and the conferring upon Purchaser, Merger Sub or the Surviving Corporation all of their respective rights and benefits, contemplated by this Agreement, (B) seeks the award of Losses in an amount which is reasonably determined by Purchaser to be material and payable by, or any other remedy against, the Company, Purchaser or Merger Sub if the transactions are consummated, or (C) seeks remedy to the effect that any of the Company Products, its technologies or Intellectual Property, infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person; in each case of (B) and (C), so long as such event or the underlying facts or circumstances thereof would otherwise constitute a material breach of any representation, warranty or covenant of the Company (or any breach of the Fundamental Representations); or (ii) any action taken, or any injunction, Order, decree or Law enacted, promulgated or issued or deemed applicable to the transactions by any Governmental Authority, which would (x)  prohibit or make illegal the consummation of the Merger, (y) prohibit or restrict Purchaser’s, Merger Sub’s or the Surviving Corporations’ ownership or operation of any the businesses or assets of the Company Group, or (z) seek to impose any Regulatory Condition on Purchaser, Merger Sub, the Surviving Corporation or any their Subsidiaries;

(e)Holders of no more than 1% of the outstanding shares of Company Stock shall be holders of Dissenting Stock;

(f)(i) all Employment Agreements with the Key Employees entered into concurrently with or prior to the execution and delivery of this Agreement shall be in full force and effect (subject to the applicable Law); (ii) no Key Employee who entered into an Employment Agreement shall have terminated his or her employment with the Company Group prior to the Effective Time; (iii) no Key Employee who entered into an Employment Agreement shall have notified the Company Group or Purchaser of such person’s intention of leaving the employ of Company Group (including the Surviving Corporation) following the Effective Time; (iv) at least 80% of the employees listed on Schedule 6.6(f)3 shall have entered into Employment Agreements; and (v) at least 85% of the Company’s employees (other than the Key Employees and those listed under clause (iv)) shall be employed or engaged, as the case may be, by the Company Group immediately prior to the Closing;

(g)The Non-Competition Agreements that have been executed by each of the Certain Stockholders shall be in full force and effect as of the Closing;

(h)The Company shall have taken the actions required under, and delivered to Purchaser the documents referred to in, Section 6.5;

(i)The following shall have been delivered to Purchaser by the Company:

(i)the Escrow Agreement, duly executed by the Stockholders’ Representative and the Escrow Agent;

(ii)the Paying Agent Agreement, duly executed by Purchaser, the Company, the Stockholders’ Representative and the Paying Agent;

[3]	NTD: list to include a broader group of key employees.

(iii)a certificate, duly executed by an officer of the Company, in the form set forth as Exhibit J attached hereto and dated as of the Closing Date, stating that the applicable preconditions specified in Sections 7.3(a), 7.3(b), 7.3(c), and 7.3(f)(iv) have been satisfied;

(iv)a certificate of the Company, duly executed by an authorized officer of the Company and dated as of the Closing Date, certifying that attached thereto are true and complete copies of (A) the Company’s certificate of incorporation, (B) the Company’s bylaws, (C) all resolutions adopted by the board of directors of the Company (I) approving the Merger and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (II) approving the treatment of the Company Options and Company RSUs in accordance with the terms hereof (and that all such resolutions are in full force and effect and are the only resolutions adopted by the board of directors of the Company in connection with the transactions contemplated hereby and thereby), (D) all resolutions adopted by the stockholders of the Company approving the Merger and adopting this Agreement (and that all such resolutions are in full force and effect and are the only resolutions adopted by the board of directors of the Company in connection with the transactions contemplated hereby and thereby), and (E) the incumbency of each of the Company's officers authorized to sign, on behalf of the Company, this Agreement and the other Transaction Documents executed or to be executed and delivered by the Company pursuant to this Agreement;

(v)written letters of resignation effective at the Effective Time, duly executed by each of the current members of the board of directors of each member of the Company Group  identified in writing by Purchaser to the Company;

(vi)Support Agreements duly executed by holders of at least 95% of the issued and outstanding Company Stock and 95% of the issued and outstanding Preferred Stock;

(vii)a certificate from the Secretary of State of the State of Delaware, dated within five (5) Business Days prior to the Closing Date, certifying that the Company is in good standing;

(viii)the Distribution Spreadsheet completed to include all of the information specified in Section 5.9.

(ix)(A) a copy of a statement conforming with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in substantially the form of Exhibit K, certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code and (B) a form of notice to the IRS conforming with the requirements of Treasury Regulation Section 1.897-2(h)(2), together with written authorization for Purchaser to deliver such notice to the IRS on behalf of the Company following the Closing;

(x)executed payoff letters for any Indebtedness in a form reasonable satisfactory to Purchaser and all instruments and documents necessary to release any and all Liens securing such Indebtedness against the Company and any of its Subsidiaries, including appropriate UCC financing statement amendments (termination statements), if applicable;

(xi)the Certificate of Merger, duly executed by the Chief Executive Officer of the Company; and

(xii)a copy of the unaudited consolidated financial statements of the Company for the last quarter ending September 30, 2021 (the “Closing Financial Statements”);

(xiii)a Warrant Cancellation Agreement, in the form attached hereto as Exhibit L (with such changes reasonably acceptable to Purchaser), duly executed by the Persons listed on Schedule 7;

(xiv)the FTC Certificate, duly executed by an authorized officer of the Company, and dated as of the Closing.

ARTICLE 8

TERMINATION

8.1Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)by mutual written consent of Purchaser and Merger Sub, on the one hand, and the Company, on the other hand;

(b)by Purchaser and Merger Sub, providing written notice to the Company, if the Stockholders Consent has not been obtained by the Requisite Majority within forty-eight (48) hours of the execution and delivery of this Agreement by Purchaser and Merger Sub;

(c)by Purchaser and Merger Sub, providing written notice to the Company, if there has been a breach of the representations and warranties or covenants and agreements by the Company set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 7.3(a) or 7.3(b) to be satisfied (so long as Purchaser and Merger Sub are not in material breach of their respective obligations under this Agreement and have provided the Company with written notice of its breach and the breach has continued without cure until the earliest to occur of (i) seven (7) Business Days following the date of such notice of breach and (ii) the Termination Date; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;

(d)by the Company, providing written notice to Purchaser and Merger Sub, if there has been a breach of the representations and warranties or covenants and agreements by Purchaser or Merger Sub set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 7.2(a) or 7.2(b) to be satisfied (so long as the Company is not in material breach of its obligations  under this Agreement, and has provided Purchaser and Merger Sub with written notice of their breach and the breach has continued without cure until the earliest to occur of (i) seven (7) Business Days following the date of such notice of breach and (ii) the Termination Date; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;

(e)by either Purchaser and Merger Sub, on the one hand, or the Company, on the other hand, in the event that (i) any permanent injunction or action by any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby becomes final and nonappealable, (ii) any Law makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or (iii) consummation of the transactions contemplated hereby would violate any nonappealable final Order of any Governmental Authority having competent jurisdiction;

(f)by Purchaser, if (A) within seventy (70) days after the date hereof, or (B) within one hundred (100) days after the date hereof, but only in the case of an Extension as provided for in Section 5.5(b) (the 70th or 100th date, as applicable, the “Specified Date”), and in each case of (A) and (B) the condition set forth in Sections 7.1(b) failed to be satisfied (provided, that such termination right shall only be exercisable by Purchaser for a period of ten (10) Business Days (the “Termination Right”) following the applicable Specified Date; provided, that if Purchaser does not exercise its Termination Right under this Section 8.1(f) during such ten (10) Business Day period following the applicable Specified Date, such Termination Right will be terminated and have no further force and effect;

(g)by either Purchaser and Merger Sub, on the one hand, or the Company, on the other hand, if the transactions contemplated hereby have not been consummated within 120 days following the date hereof (the “Termination Date”), provided that if Purchaser does not exercise its Termination Right during the ten (10) Business Day period set forth in Section 8.1(f), the Termination Date shall be automatically extended by an additional 180 days (and such extended date shall be deemed for all purposes hereunder the Termination Date); provided that a party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if that party’s action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

8.2Effect of Termination.  In the event of termination of this Agreement, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability hereunder on the part of any party hereto or their respective officers, directors, stockholders or affiliates (other than pursuant to the second sentence of Section 6.1 (Press Releases and Announcements; Confidentiality), Section 6.2 (Expenses), Article 10 and this Section 8.2, which shall survive any such termination), provided that nothing herein shall relieve any party hereto from Liability in connection with intentional or willful breaches of this Agreement prior to the time of such termination.

8.3[***]

8.4[***]

ARTICLE 9

INDEMNIFICATION

9.1Survival.

(a)The representations and warranties of the parties, and covenants of the parties which require performance on or prior to the Closing Date, set forth in this Agreement or in any certificate delivered pursuant to  Article 7 of this Agreement shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, however, that (i) each of the representations and warranties set forth in Section 3.1 (a) through (f) (Organization and Power; Subsidiaries), Section 3.3 (Authorization),  Section 3.4 (Capitalization) except Section 3.4(i), and Section 3.21 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing until such time which is the later of (i) the six (6)-year anniversary of the Closing Date and (ii) thirty (30) days after the expiration of the statute of limitations applicable to such representation, and (ii) each of the representations and warranties underlying the Special Matters shall survive the Closing until the date that is twenty four (24) months after the Closing Date. The covenants of the parties hereto contained in this Agreement which require performance after the Closing shall survive the Closing in accordance with their respective terms.  Notwithstanding anything to the contrary, any claim arising out of a breach of a representation and warranty arising out of Fraud on the part of any party hereto shall survive the Closing and continue in full force and effect indefinitely. It is the intention of the parties hereto that the survival periods set forth in this Section 9.1 will (where applicable) supersede any applicable statute of limitations applicable to such representations and warranties. Each of the foregoing periods, as applicable, the “Survival Period”. Notwithstanding anything else to the contrary, no right to indemnification pursuant to Article 9 in respect of any claim that is set forth in a Claim Notice delivered prior to the expiration of the applicable Survival Period, with respect to facts and circumstances existing on or prior to such date, shall be affected by the expiration of such representations and warranties. Such portion of the Indemnification Escrow Amount at the conclusion of the applicable Escrow Period as may be reasonably necessary to satisfy any unresolved or unsatisfied claims for Losses specified in any Claim Certificate delivered pursuant hereto prior to expiration of the applicable Escrow Period, shall continue to be held in escrow and retained by Escrow Agent until such claims for Losses have been resolved or satisfied in accordance with this Agreement.

9.2Indemnification

Subject to the provisions of this  Article 9, the Indemnifying Parties shall, severally (and not jointly) in accordance with such Indemnifying Parties’ Pro Rata Share, indemnify each of the Purchaser, Merger Sub, their Affiliates (including the Surviving Corporation after the Effective Time) and their respective Representatives, successors and assigns (each of the foregoing being referred to individually as an “Indemnified Party” and collectively as “Indemnified Parties”) against, and shall hold each of them  harmless from and against any and all Losses incurred or sustained by, or imposed upon, without duplication, the Indemnified Parties based upon, arising out of, resulting from, related to or by reason of:

(a)any breach of, or inaccuracy in, any of the representations or warranties of the Company contained in this Agreement as of the date hereof or as of the Closing Date as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); in each case without giving effect to any “materiality” qualifications (including “Company Material Adverse Effect”) limiting the scope of such representation or warranty;  provided, that, in no event shall (a) “Material Contract” be read to mean “Contract”, (b) “Material Supplier” be read to mean “Supplier”, (c) “Material Publisher” be read to mean “Publisher” and (d) “Material Advertiser” to be read to mean “Advertiser”;

(b)any breach or non-fulfillment of any covenant or other agreement or obligation to be performed by the Company under this Agreement;

(c) regardless of any disclosures in the Disclosure Schedule, Pre-Closing Taxes;

(d)any Legal Proceeding by any current or former holder or alleged current or former holder of any equity, membership or ownership interest or equity security of the Company, any of its Subsidiaries or their respective predecessors (if any), including any Person to whom the Company promised or allegedly promised options or other rights to purchase Company Stock, (1) challenging, disputing or objecting to the Merger or the validity thereof, this Agreement, the consideration payable or issuable to any Person or the terms of this Agreement (whether such Legal Proceeding is made under this Agreement or any Transaction Document), or (2) alleging violations of fiduciary duty by any director, officer or agent of the Company or any of its Subsidiaries in connection with any of the transactions contemplated hereunder or under the Transaction Documents;

(e)any inaccuracy in any information set forth in the Distribution Spreadsheet, including any failure to properly calculate any of the amounts set forth therein;

(f)any payment in respect of any Dissenting Stock in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Stock, including all reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Stock;

(g)to the extent not covered under the Tail Insurance, any claim or right asserted or held by any Person who is or at any time was an officer, or member of the board of directors (or similar body) of the Company or any of its Subsidiaries, involving a right or entitlement or an alleged right or entitlement to indemnification, advancement or reimbursement of expenses or any other relief or remedy (under the Charter Documents, under any indemnification agreement or similar Contract, under any  applicable Law otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time;

(h)any Fraud on the part of or on behalf of the Company, any of the Company’s Subsidiaries, or any Representative of any of the foregoing (acting in their capacities as such), in each case, in connection with this Agreement, the Merger or the other Transactions;

(i) any Special Matters;

(j)the evaluation, investigation and defense of any third party claim in connection with any of the foregoing, so long as such matter would otherwise be indemnifiable pursuant to any of the foregoing clauses in this Section 9.2 (and subject to the limitations otherwise applicable to such matters pursuant to this Agreement).

9.3Limitations on Indemnification.

(a)Except in the case of (i) Fraud and (ii) claims for breaches of or inaccuracies in the Fundamental Representations, no Indemnified Party shall assert any claim under Section 9.2(a) or with respect to Special Matters unless and until the aggregate amount of all Losses indemnifiable under Section 9.2(a) and the Special Matters exceeds on a cumulative basis an amount equal to $1,500,000 (the “Basket”), in which event the Indemnified Parties may recover all such Losses (including in the Basket) but solely in excess of a cumulative amount of $1,000,000 (it being clarified that in such determination any “materiality” qualifications (including “Company Material Adverse Effect”) limiting the scope of the applicable representation or warranty shall be disregarded (provided, that, in no event shall (a) “Material Contract” be read to mean “Contract”, (b) “Material Supplier” be read to mean “Supplier”, (c) “Material Publisher” be read to mean “Publisher” and (d) “Material Advertiser” to be read to mean “Advertiser”)).

(b)The aggregate liability of the Indemnifying Parties in respect of any claims under Section 9.2(a) (other than with respect to Fundamental Representations or Fraud) shall not exceed the amount of the Policy Escrow forming part of the Indemnification Escrow Fund. The aggregate liability of the Indemnifying Parties in respect of any matter set forth on Schedule 9.3 (collectively, the “Special Matters”), other than in case of Fraud, shall not exceed the amount then remaining in the Special Escrow forming part of the Indemnification Escrow Fund. Notwithstanding anything to the contrary in this Agreement, except in case of Fraud committed by an Indemnifying Party and with the actual knowledge thereof (in which case, the liability of such Indemnifying Party and only with respect to such Indemnifying Party shall be unlimited), the aggregate liability of each Indemnifying Party under this Agreement shall not be more than the portion of the Final Merger Consideration received by such Indemnifying Party.

(c)Any Losses payable to an Indemnified Party with respect to any claim under Section 9.2(a) (other than as they relate to Special Matters, if any) shall be satisfied, subject to Section 9.3(a): (i) first, from the Policy Escrow forming part of the Indemnification Escrow Fund; (ii) second, from the R&W Insurance Policy and (iii) with respect to Fundamental Representations or Fraud, to the extent the Policy Escrow has been exhausted and to the extent the R&W Insurance Policy does not cover such Loss thereunder, following Indemnified Parties’ commercially reasonable efforts, from the Indemnifying Parties severally and not jointly (in accordance with their Pro Rata Share and subject to the limitations herein). Any Losses payable to an Indemnified Party with respect to any Special Matter (other than in case of Fraud) shall be satisfied solely from the Special Escrow forming part of the Indemnification Escrow Fund (it being agreed, however, that such limitation shall not apply in the event that any Special Matter (other than items (xxiii) and (xxiv) of Schedule 9.3) is indemnifiable under any of the other clauses of Section 9.2 that is subject to a higher threshold). Notwithstanding anything herein to the contrary, in the event of Fraud of a particular Indemnifying Party, Purchaser shall in any event have the right to first seek recovery from such Indemnifying Party directly, on a several and not joint basis.

(d)With respect to Losses of an Indemnified Party pursuant to Section 9.2(b) through (j), to the extent such matter could reasonably be covered under the R&W Insurance Policy, the Indemnified Party shall first use commercially reasonable efforts to seek recovery under the R&W Insurance Policy. If and to the extent the R&W Insurance Policy does not cover such Losses,, any such Losses shall be recoverable from the Indemnifying Parties severally and not jointly (in accordance with their Pro Rata Share and subject to the limitations herein), however, with the prior consent of the Stockholders Representative, such Lossses shall first be recovered by recourse to the then remaining Indemnification Escrow Fund, provided that the Indemnifying Parties shall be obligated to replenish such Indemnification Escrow Fund severally and not jointly (in accordance with their Pro Rata Share and subject to the limitations herein), to the extent the Indemnificaiton Escrow Fund is subsequently insufficient to satisfy claims for Losses for which Indemnified Parties would otherwise have had recourse to the Indemnification Escrow Fund pursuant to this Agreement, and provided further that if Purchaser shall, at its discretion, elect by written notice to the Stockholders Representative, to collect such Losses from the Indemnifying Parties at the end of the Escrow Period, then Purchaser shall recover such Losses first from the Indemnification Escrow Fund solely if the then remaining amount in the Indemnification Escrow Fund is sufficient to cover such Losses as well as any other outstanding Claim Noices timely filed under this Agreement and recoverable from the Indemnification Escrow Fund.

(e)All Losses under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such losses constituting a breach of more than one provision of this Agreement (provided that nothing herein shall limit Purchaser from making one or more claims under any of the applicable provisions of Section 9.2 at its discretion). All limitations on recoverable Losses under this Article 9 shall be applied cumulatively. In no event shall any Indemnifying Parties be liable to any Indemnified Party for any punitive, incidental, consequential or special damages (unless actually awarded to a third party). For purposes of calculating the amount of indemnifiable Losses incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by the amount of any insurance proceeds (net of any actual costs and expenses incurred in collecting such insurance proceeds, any deductibles and any increase in insurance premiums) received or realized by any Indemnified Party, provided, however, that no Indemnified Party shall have any obligation whatsoever to obtain coverage by, or seek recovery under, any such insurance policy.  If such Indemnified Party receives payment for its Losses after the Indemnifying Party has indemnified the Indemnified Party in respect of such Losses under any indemnification provision of this Agreement, the Indemnified Party must notify the Stockholders’ Representative and, within ten (10) Business Days such payment is received, pay to the Paying Agent (for distribution to the Indemnifying Parties) the lesser of (i) the amount previously paid by  the Indemnifying Party with respect to such Losses and (ii) the amount of such payment received, in each case net of any actual costs and expenses incurred in collecting such insurance proceeds, any deductibles and any increase in insurance premiums relating to obtaining such payment. Purchaser shall not initiate any willful action in bad faith which results in or is primarily intended to create Losses which are indemnifiable hereunder as Special Matters.

(f)Indemnified Parties shall not be required to show reliance on any particular representation or warranty in Article 3 (including, and subject to, the Disclosure Schedules) in order to make an indemnity claim pursuant to this Article 9.. Except with respect to claims based on Fraud, the right to indemnification or any other remedy based on representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired, capable of being acquired, or which it is alleged the other party should have known, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, shall not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

9.4Procedures Relating to Indemnification.

(a)If an Indemnified Party has or claims to have incurred or suffered or may reasonably incur or suffer Losses for which it is or may reasonably be entitled to indemnification, compensation or reimbursement pursuant to this Article 9, then Purchaser shall deliver to the Person from whom indemnification is or may be sought (and if applicable, with a copy to the Escrow Agent and the Stockholder’s Representative), one or more certificates signed by any officer of the applicable Indemnified Party on or before the last day of the applicable Survival Period (a “Claim” and a “Claim Notice”, as applicable):

(i)stating (to the extent known or reasonably anticipated) that an Indemnified Party has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Losses;

(ii)stating (to the extent known or reasonably anticipated) the amount of such Losses (which, in the case of Losses not yet incurred or paid, shall be the good faith estimate of the amount thereof, followed by an additional Claim Notice when such Losses are incurred and paid, (the “Claimed Amount”); and

(iii)specifying in reasonable detail (based upon the information then possessed by Purchaser) the individual items of such Losses included in the amount so stated, and the material facts and circumstances giving rise to the claim, and the nature of the claim to which such Losses are related.

(b)Such Claim Notice (i) need only specify such information to the knowledge of such officer of Purchaser as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Party with respect to the underlying facts and circumstances set forth in such Claim Notice  and (iii) may be updated and amended from time to time by Purchaser by delivering any updated or amended Claim Notice, so long as the delivery of the original Claim Notice is made within the applicable Survival Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Notice; provided that all claims for Losses properly set forth in a Claim Notice or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Survival Period. No delay in providing a Claim Notice within the Survival Period shall affect an Indemnified Party’s rights hereunder unless (and then only to the extent that) such delay shall have caused the Losses for which the Indemnifying Parties are obligated to be materially greater than such Losses would have been had the Indemnified Parties given the Indemnifying Parties prompt notice hereunder.

(c)During the thirty (30) day period following the delivery of the Claim Notice (the “Dispute Period”), the Stockholders’ Representative may deliver to Purchaser a written response (and, if applicable, with a copy to the Escrow Agent) (the “Response Notice”) in which it: (i) agrees that the full amount of the Claim is owed to the Indemnified Party (the “Agreed Amount”); (ii) agrees that part, but not all, of the amount of the Claim is owed to the Indemnified Party and is thus an Agreed Amount; or (iii) indicates that no part of the amount of the Claim is owing to the Indemnified Party. Any part of the Claim that is not agreed or deemed agreed to be owing to the Indemnified Party pursuant to the Response Notice shall be the “Contested Amount”. If a Response Notice is not duly given to Purchaser (and, if applicable, the Escrow Agent) prior to the expiration of the Dispute Period, then the Stockholders’ Representative shall be conclusively deemed to have agreed that the full amount of the Claim is owed to the Indemnified Party and shall be deemed an Agreed Amount.

(d)If: (i) a Response Notice agreeing that an Agreed Amount is owed to the Indemnified Party is delivered; or (ii) no Response Notice is delivered during the Dispute Period, then (x) Purchaser shall be entitled to receive payment equal to the full Agreed Amount in accordance with the provisions of Section 9.6 below.

(e)If a Response Notice indicating that there is a Contested Amount is delivered, the Stockholders’ Representative and Purchaser shall attempt in good faith for 30 days after delivery of the Response Notice to resolve the dispute related to the Contested Amount. If Purchaser and the Stockholders’ Representative resolve such dispute, such resolution shall be binding on the Stockholders’ Representative, the Indemnified Parties and Indemnifying Parties and a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by Purchaser and the Stockholders’ Representative and, if applicable, delivered to the Escrow Agent. If the Stipulated Amount is owed to Purchaser, then Purchaser shall be entitled to receive an amount equal to the Stipulated Amount in accordance with the provisions of Section 9.6 below.

(f)If the Stockholders’ Representative and Purchaser are unable to resolve the dispute relating to any Contested Amount within thirty (30) calendar days after the date that the Response Notice is duly given pursuant to the above, then either Purchaser or the Stockholders’ Representative may submit the claim described in the Claim Notice to resolution in accordance with Section 10.11 below.

9.5Third-Party Claims.

(a)In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, the Surviving Corporation, Purchaser, an Indemnifying Party

or any other Person) (“Third Party Claim”) with respect to which any indemnification pursuant to this Article 9 may be sought, Purchaser shall have the right, at its election, to proceed with and control the defense of such Third Party Claim on its own. If Purchaser so proceeds with the defense of any such Third Party Claim:

(b)each Indemnifying Party and the Stockholder’s Representative shall reasonably cooperate and make available to Purchaser any documents, materials and other information in its possession or control that may be necessary to the defense of such Third Party Claim; and

(c)Purchaser may settle, adjust or compromise any such Third Party Claim with the prior written consent of the Stockholders’ Representative (which such consent shall not be unreasonably withheld, conditioned or delayed), provided, however, that if Purchaser settles, adjusts or compromises any such claim Third Party Claim without the prior written consent of the Stockholders’ Representative then, (i) such settlement, adjustment or compromise shall not include any admission of liability on behalf of the Indemnifying Parties and shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Parties in connection with such claim or Legal Proceeding, and (ii) any amount of such settlement in excess of amounts consented to by the Stockholder’s Representative shall be deemed Contested Amounts.

(d)Purchaser shall give the Stockholder’s Representative notice of the commencement of any Third Party Claim as soon as reasonably practicable after becoming aware thereof, and (subject to Stockholders’ Representative signing a confidentiality agreement reasonably satisfactory to Purchaser) provide information reasonably requested by Stockholder’s Representative (provided that it is not subject to attorney-client privilege of Acquirer or Indemnified Parties relating to such claim); provided, however, that any failure occurred in good faith on the part of Purchaser to so notify the Stockholder’s Representative and provide such information shall not limit any of the obligations of the Indemnified Parties under this Article 9 (except to the extent, and then only to the extent that, such failure shall have caused the Losses for which the Indemnifying Parties are obligated to be materially greater than such Losses would have been had the Indemnified Parties given the Indemnifying Parties prompt notice hereunder). The Stockholder’s Representative may elect, at its sole discretion and at the expense of the Expense Fund, to participate in coordination with Purchaser in the defense against any Third Party Claim (so long as such participation shall not jeopardize any attorney-client privilege of Purchaser or Indemnified Parties relating to such claim and subject to the Stockholder’s Representative executing a confidentiality agreement reasonably satisfactory to Purchaser).

(e)If Purchaser does not elect to proceed with the control of the defense of any Third Party Claim, the Stockholder’s Representative may proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Purchaser; provided, however, that the Stockholder’s  Representative may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Purchaser (which consent may not be unreasonably withheld or delayed).

9.6Payments. Subject to the limitations set forth in this Article 9, any indemnification sought hereunder for a claim that is not otherwise covered by the Indemnification Escrow Amount shall be payable by the Indemnifying Parties, as follows: (i) within thirty (30) days following the resolution of such claim by mutual agreement between the Stockholders’ Representative and Purchaser; (ii) within thirty (30) days following the final determination of the arbitration pursuant to Section 10.11; (iii) within thirty (30) days following the final nonappealable resolution or settlement (as the case may be) of a Third Party Claim; (iv) within thirty (30) days from the delivery by the Stockholders’ Representative of a Response Notice agreeing to the full Claimed Amount or indicating the Agreed Amount (as the case may be); or (v) within thirty (30) days from the lapse of the Dispute Period, if no Response Notice was delivered by Stockholders’ Representative during such period.

9.7No Circular Recovery.  The Stockholders’ Representative, on behalf of the Indemnifying Parties, hereby agrees that if any payment is required to be made pursuant to this Article 9, the Indemnifying Parties shall have no rights against the Surviving Corporation or its Affiliates, Representatives, assigns or successors, whether by reason of subrogation, contribution, reimbursement or otherwise, in respect of any such payments or Liabilities, and shall not take any action against the Surviving Corporation or its Affiliates, Representatives, assigns or successors with respect thereto. Notwithstanding anything to the contrary, each Indemnifying Party that is a director or officer of the Company will be entitled to the protection of the Tail Insurance. In no event shall this Section 9.7 affect the rights under Section 6.4 hereof.

9.8Subrogation. Except as provided in the last sentence of this Section 9.8, to the extent permitted by the relevant insurance policies, each Indemnified Party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses.  After any indemnification payment is made to any Indemnified Party pursuant to this Article 9, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party (other than, for the avoidance of doubt, the insurer(s) or underwriter(s) of the R&W Insurance Policy) in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.  The insurer(s) or underwriter(s) under the R&W Insurance Policy shall have no right of subrogation against any Indemnifying Party, except in the event of fraud, intentional misrepresentation or willful misconduct of such Indemnifying Party, in which case no such subrogation rights shall be deemed to violate Section 10.2 hereof.

9.9Treatment of Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Merger Consideration for Tax purposes.

9.10Exclusive Remedy.  Except as set forth in and subject to Section 10.9, and other than (a) in case of Fraud, and (b) disputes under Section 2.5 (which disputes will be resolved in accordance  with the dispute mechanism set forth in Section 2.5), from and after the Effective Time, the rights to indemnification and recovery under this Article 9, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties for all Losses arising from this Agreement and the transactions contemplated hereby.

ARTICLE 10

MISCELLANEOUS

10.1Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given and received: (i) when delivered personally, (ii) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (iii) seven Business Days after deposit in mail, certified and with proper postage prepaid, addressed as follows; or (iv) upon transmission if sent by electronic mail without bounce-back, error or other indicia of non-receipt and if delivered on a non-Business Day, on the first Business Day thereafter; provided that any notices deliverable to the Stockholders’ Representative shall be delivered solely via email or facsimile.

If to the Company prior to the Closing:

Tapjoy, Inc.

353 Sacramento Street, 6th Floor

San Francisco, CA 94111Attention: Jeffrey Drobick; Lara Williams
Email: [***]

with copy, which shall not constitute notice, to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304
Attention: Alex Kassai, Steve Tonsfeldt

Email: [***]

If to any Indemnifying Party (after the Closing), or to the Stockholders’ Representative:

Fortis Advisors LLC

Attention: Notices Department (Tapjoy)

Facsimile: [***]

Email: [***]

If to Purchaser, Merger Sub or the Surviving Corporation:

ironSource Sonic, Inc.

c/o 121 Menachem Begin Rd.

Tel -Aviv, Israel 6701203

Attention: Dalia Litay, GC

E-mail:[***]

with copy, which shall not constitute notice, to:

Meitar | Law Office

16 Abba Hillel Road, Ramat Gan 5250608 Israel

Attention: Dan Shamgar, Adv., Talya Gerstler, Adv.

E-mail:[***]

10.2Entire Agreement.  This Agreement, together with the other Transaction Documents, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral (with no concession being made as to the existence of any such agreements and understandings), among the parties hereto with respect to the subject matter hereof. This Agreement and the other Transaction Documents are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article 9 is intended to benefit the Indemnified Persons (and they may rely thereon as if represented to them directly)). No holder of Company Options or Company RSU shall be entitled to receive any document, schedule or exhibit attached hereto or referred to herein (including the Disclosure Schedule), without the prior consent of the Company and the Purchaser, which may be withheld at their discretion.

10.3Amendment and Waiver.  Subject to any stockholder vote mandated by Section 251(d) of the DGCL, this Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser and the Company, or, if following the Closing, by Purchaser and the Stockholders’ Representative.  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

10.4Assignment.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of Purchaser and the Company, or, if following the Closing, Purchaser and the Stockholders’ Representative. Any attempted assignment without such prior written consent shall be void; provided, however, that Purchaser, Merger Sub or the Surviving Corporation may assign (without consent) this Agreement and any or all of their respective rights or obligations hereunder  (including Purchaser, Merger Sub or the Surviving Corporation’s rights to seek indemnification or other remedy hereunder) to any Affiliate or successor of Purchaser, Merger Sub or the Surviving Corporation

(including by merger, by purchase of all or substantially all of the asset or stock thereof or any line of business at any time). Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

10.5Severability.  In the event that any one or more of the provisions contained herein is held invalid, illegal, or unenforceable, in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party), it being intended that each parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto).

10.6Rules of Construction. Each of the parties hereto acknowledges that it had assessed the risk, uncertainties and benefits of the transactions contemplated by this Agreement and each document ancillary hereto to which it is a party, and that it was represented by legal counsel in the negotiation, execution and delivery thereof. Accordingly, and based on the foregoing facts, among other factors, each party hereto acknowledges and agrees that, for purposes of interpreting this Agreement or any other Transaction Document, such party hereby waives, with respect to this Agreement and the other Transaction Documents, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.7Interpretation. The use of the words “includes” or “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any reference in this Agreement to $ shall mean U.S. dollars.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Accounting terms not otherwise defined have the meaning assigned to them in accordance with GAAP.  A document or other item of information shall be deemed to have been “made available” only if such document or other item of information was included in the virtual data room established by the Company in connection with the Merger and Purchaser and its Representatives (designated by Purchaser for such purpose) were not restricted from having access to such document (other than pursuant to user-based passwords needed to access such data room).

10.8Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.9Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties shall be entitled to seek (a) an Order of specific performance or other equitable relief to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction or other equitable relief restraining such breach, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein, to the extent applicable.

10.10Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.11Disputes. In the event that a resolution is not reached among the parties hereto within 60 days after written notice of any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, such dispute, claim or controversy shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) before a sole arbitrator appointed in accordance with said Rules.  The seat or legal place of arbitration shall be in New York, New York. The language of the arbitration shall be English.  The arbitration award shall be final and binding on the parties. Judgment on the arbitration award may be entered in any court having jurisdiction. Notwithstanding the provision in Section 10.10 herein with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., SECS. 1-16). The arbitrator will award to the prevailing party all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party. All aspects of the arbitration shall be treated as confidential.  None of the parties hereto or the arbitrator may disclose the existence, content or results of an arbitration, except as may be required of a party to fulfill a legal duty, protect or pursue a legal right, enforce or challenge an award in bona fide legal proceedings, or comply with applicable Laws, including the rules and regulations of any stock exchange.  Before making any such disclosure, to the extent permitted, a party hereto shall give written notice to all other relevant parties and shall afford such other parties a reasonable opportunity to protect their interests.

Subject to the foregoing, for any dispute, claim or controversy that falls outside the scope of the arbitration clause contained in this Section 10.11, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute.

Each of the parties hereto expressly and irrevocably agrees that process may be served upon such party in the manner provided under Section 10.1 herein or in any other manner provided by applicable Law, and waives and covenants not to assert or plead any objection to such process. Without limitation, a service of process to the Stockholders’ Representative shall be deemed to constitute proper and valid service of process on each Company Securityholder. With respect to any particular action, suit or proceeding, venue shall lie solely in New Castle County, Delaware.

10.12Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMETS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.  EACH PARTY CERTIFIES  AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS SECTION 10.12.

10.13Counterparts.  This Agreement may be executed in one or more counterparts, any one of which may be by portable document format (.pdf), by electronic means (including DocuSign or the like), and all of which taken together shall constitute one and the same instrument.  A signed copy of this

Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above-written.

COMPANY:

TAPJOY, INC.

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE:

FORTIS ADVISORS LLC

By:
Name:	Ryan Simkin
Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above-written.

PURCHASER:

IRONSOURCE SONIC, INC.

By:
Name:
Title:

MERGER SUB:

IRONSOURCE SONIC 2021, INC.

By:
Name:
Title: